UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

THE HILLSHIRE BRANDS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 14, 2012

Dear Hillshire Brands Stockholder:

It is my pleasure to invite you to The Hillshire Brands Company’s 2012 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 25, 2012 at 9:30 a.m. (CDT), in the Indian Lakes Resort/Hilton, 250 W. Schick Road, Bloomingdale, IL. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

We are pleased to again furnish our proxy materials to you over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On September 14, 2012, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access our 2012 proxy statement and annual report and vote online. All other stockholders will receive a copy of the proxy statement and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet next year, if you received them by mail this year.

Your vote is important. We encourage you to vote promptly, whether or not you plan to attend the meeting. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice or proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Christopher B. Begley

Chairman

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on October 25, 2012

Hillshire Brands’ proxy statement and 2012 annual report are available at www.hillshirebrands.com/annualmeeting.

NOTICE OF THE 2012

ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of The Hillshire Brands Company will be held on Thursday, October 25, 2012, at 9:30 a.m. (CDT), in the Indian Lakes Resort/Hilton, 250 W. Schick Road, Bloomingdale, Illinois 60108 for the following purposes:

1.	to elect the 10 directors named in the attached proxy statement;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2013;

3.	to hold an advisory vote to approve executive compensation;

4.	to vote on the approval of The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan; and

5.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 4, 2012 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Kent B. Magill
Executive Vice President, General Counsel and Corporate Secretary

September 14, 2012

ADMISSION TO THE 2012 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Hillshire Brands common stock as of the close of business on September 4, 2012 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Hillshire Brands shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Hillshire Brands shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•

If your Hillshire Brands shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Hillshire Brands common stock on September 4, 2012.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT THE HILLSHIRE BRANDS COMPANY

Hillshire Brands is a leader in meat-centric food solutions for the retail and food service markets. The address of our principal executive office is 3500 Lacey Road, Downers Grove, Illinois 60515-5424 and our telephone number is +1.630.598.6000. Beginning in January 2013, the address of our principal executive office will be 400 S. Jefferson Street, Chicago, Illinois 60607. Our corporate Web site is located at www.hillshirebrands.com. Information contained on our Web site does not constitute part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 25, 2012, at 9:30 a.m. (CDT), in the Indian Lakes Resort/Hilton, 250 W. Schick Road, Bloomingdale, IL 60108. The telephone number of the Indian Lakes Resort is +1.630.529.0200. The doors to the meeting room will open for admission at 9:00 a.m. Directions to Indian Lakes Resort are posted at www.hillshirebrands.com.

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Hillshire Brands common stock as of the close of business on September 4, 2012 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact our Investor Relations Department at The Hillshire Brands Company, 3500 Lacey Road, Downers Grove, Illinois 60515-5424, or at +1.630.598.8100 regarding your request as far in advance of the Annual Meeting as possible. Please note that we may not be able to accommodate all requests.

Information About this Proxy Statement

Why you received this proxy statement.    You have received these proxy materials because Hillshire Brands’ Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. On September 14, 2012, we mailed to our U.S. and Canadian stockholders of record as of the close of business on September 4, 2012 a Notice containing instructions on how to access this proxy statement and our annual report online, and we began mailing these proxy materials to stockholders outside the U.S. and Canada. If you own Hillshire Brands common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Hillshire Brands’ transfer agent, Computershare Shareowner Services LLC, at +1.888.422.9881 (toll free) or +1.201.680.6678 (international), or shrrelations@cpushareownerservices.com.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by SEC rules, Hillshire Brands is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On September 14, 2012, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding.    SEC rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 24, 2012. If you hold shares in the Hillshire Brands Common Stock Fund under any of Hillshire Brands’ retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 22, 2012 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the 10 nominees for directors named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2013;

•	FOR the advisory vote to approve executive compensation; and

•	FOR approval of The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to Hillshire Brands’ Corporate Secretary, Kent B. Magill. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Hillshire Brands common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 4, 2012. As of September 4, 2012, there were 122,048,797 shares of Hillshire Brands common stock outstanding.

Information for Hillshire Brands Employees Who are Stockholders

If you are a Hillshire Brands employee who is a stockholder, or if you hold shares in the Hillshire Brands Common Stock Fund under any of Hillshire Brands’ retirement or savings plans (the “Savings Plans”) or participate in The Hillshire Brands Company Direct Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 22, 2012.

Information Regarding Tabulation of the Vote

Hillshire Brands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Hillshire Brands employee or anyone else, other than to the non-management tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Hillshire Brands’ Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes for this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information about Votes Necessary for Action to be Taken

Ten directors have been nominated for election at the Annual Meeting. Hillshire Brands’ Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Maryland law provides that the director would continue to serve on Hillshire Brands’ Board as a “holdover director.” However, under our Corporate Governance Guidelines, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under the Guidelines, the independent directors (excluding the director who tendered the resignation) will decide whether to accept the resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For each proposal other than the election of directors, the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions and broker non-votes will have no effect on these items because they are not considered votes cast.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion.

Spin-Off of International Coffee and Tea Business

On June 28, 2012, Hillshire Brands (then named Sara Lee Corporation) completed the spin-off of its international coffee and tea business by distributing 100% of the outstanding shares of common stock of the U.S. subsidiary holding the international coffee and tea business (“CoffeeCo”) to holders of the Company’s common stock (the “Spin-Off”). After the Spin-Off, CoffeeCo merged with a subsidiary of D.E. MASTER BLENDERS 1753 N.V., a Dutch company (“DEMB”), and each share of CoffeeCo was exchanged for one ordinary share of DEMB. Immediately after the Spin-Off, Sara Lee Corporation completed a 1-for-5 reverse stock split of its shares of common stock (the “Reverse Stock Split”) and changed its name to The Hillshire Brands Company. In this proxy statement, the term “Hillshire Brands” or “the company” refers both to The Hillshire Brands Company and its predecessor company, Sara Lee Corporation.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Hillshire Brands has adopted Corporate Governance Guidelines, which are available at www.hillshirebrands.com on the “Investor Relations” page under the link “Corporate Governance.” The Guidelines contain general principles regarding the functions of Hillshire Brands’ Board of Directors and Board Committees.

Director Independence

Hillshire Brands’ Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a director has no direct or indirect material relationship with Hillshire Brands. The Board has adopted categorical standards to assist it in making determinations regarding independence. These standards are contained in Hillshire Brands’ Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the New York Stock Exchange. These categorical standards specify the criteria by which the independence of Hillshire Brands’ directors will be determined, including whether a director or any member of the director’s immediate family has any past employment or affiliation with Hillshire Brands or Hillshire Brands’ independent registered public accountants.

After considering these categorical standards, the listing standards of the New York Stock Exchange and any other relationships between the directors and Hillshire Brands, the Board determined that (i) current directors

Todd A. Becker, Christopher B. Begley, Ellen L. Brothers, Virgis W. Colbert, Laurette T. Koellner, Sir Ian Prosser and Jonathan P. Ward are independent, (ii) director nominees Craig P. Omtvedt and James D. White are independent, and (iii) former directors Crandall C. Bowles, James S. Crown, Cornelis J.A. van Lede, Dr. John McAdam, Norman R. Sorensen and Jeffrey W. Ubben were independent during the time that he or she served as a director. Sean M. Connolly is not independent because he is an executive officer of Hillshire Brands, and former director Jan Bennink was not independent during the time that he served as a director because he was an executive officer of Hillshire Brands.

Process for Nominating Potential Director Candidates

The Corporate Governance, Nominating and Policy Committee of Hillshire Brands’ Board of Directors is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. In evaluating potential director candidates, the Committee considers the qualifications listed in Hillshire Brands’ Corporate Governance Guidelines, which are available at www.hillshirebrands.com on the “Investor Relations” page under the link “Corporate Governance.” The Committee also considers diversity among the existing board members, including racial and ethnic background and gender, as outlined in the Board Membership Criteria section of the Corporate Governance Guidelines.

The Corporate Governance, Nominating and Policy Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance, Nominating and Policy Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, as would be required under Article I, Section 10 of Hillshire Brands’ Bylaws if the stockholder wished to nominate the candidate directly. From time to time the Committee also retains search firms to assist it in identifying potential director candidates. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hillshire Brands’ Corporate Secretary, Kent B. Magill, at The Hillshire Brands Company, 3500 Lacey Road, Downers Grove, Illinois 60515-5424 (or, beginning in January 2013, at The Hillshire Brands Company, 400 S. Jefferson Street, Chicago, Illinois 60607).

Code of Conduct

Hillshire Brands’ Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Hillshire Brands’ long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Hillshire Brands’ Web site at www.hillshirebrands.com on the “Our Company” page under the link “Business Practices.” All of Hillshire Brands’ officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Hillshire Brands’ Board of Directors, including the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Through December 2012:

Board of Directors

(or specific Committee Chair or director)

c/o Kent B. Magill, Corporate Secretary

The Hillshire Brands Company

3500 Lacey Road

Downers Grove, Illinois 60515-5424

As of January 2013: Board of Directors (or specific Committee Chair or director) c/o Kent B. Magill, Corporate Secretary The Hillshire Brands Company 400 S. Jefferson Street Chicago, Illinois 60607

Hillshire Brands’ Board of Directors has instructed the Corporate Secretary to forward communications to the Board or to individual directors, as appropriate; however, the Board also has instructed the Corporate Secretary to review all correspondence received and, in his discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Hillshire Brands’ Global Business Standards or concerns regarding Hillshire Brands’ accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to business.practices@hillshirebrands.com, posting a report at www.hillshirebrandsresourceline.com or by calling +1.800.285.7964 (available toll-free outside the U.S. using the local AT&T Direct access number).

Board Leadership Structure

The position of Chairman of the Board of Hillshire Brands is held by a non-management director, Christopher B. Begley, whom the Board has determined is independent from the company within the meaning set forth in the New York Stock Exchange listing standards. The Board implemented this leadership structure in connection with the completion of the Spin-Off in June 2012. We believe this structure is optimal for Hillshire Brands at this time because it allows the Chief Executive Officer to focus on his management responsibilities in continuing to lead the Company through a time of significant transition following the Spin-Off. At the same time, the Chairman of the Board can focus on the overall strategy of the business and leadership of the Board of Directors.

Executive Sessions

Pursuant to Hillshire Brands’ Corporate Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Chairman, who is a non-management director, chairs all regularly scheduled executive sessions of the Board and also has authority to convene meetings of the non-management directors at any time with appropriate notice.

Risk Oversight

Hillshire Brands’ Board of Directors has overall responsibility for risk oversight. Each year, Hillshire Brands’ management and the Board jointly develop and prioritize a list of the most significant risks facing the company. Throughout the year, the Board and committees of the Board dedicate a portion of their meetings to reviewing and discussing specific risks in greater detail. The Board as a whole exercises oversight responsibilities with respect to strategic, operational and competitive risks, risk policies and processes relating to capital, credit and liquidity, and risks related to succession of our Chief Executive Officer and other members of senior management. The Board also has delegated responsibility for the oversight of specific risks to Board committees. The Audit Committee oversees Hillshire Brands’ risk policies and processes relating to our financial statements and financial reporting processes, regulatory compliance and commodity purchasing practices. The Corporate Governance, Nominating and Policy Committee oversees risks related to Hillshire Brands’ governance structure and arising from related person transactions, and oversees processes and risks related to regulatory or legislative risks, our public policy initiatives and similar matters. The Compensation and Employee Benefits Committee provides oversight of risk policies and processes relating to the management of our pension plans and risks that may be created by our compensation programs and management resources, structure and succession planning.

Compensation Risk

The Compensation and Employee Benefits Committee has undertaken, with the assistance of its independent compensation consultant, a comprehensive review of compensation policies and practices throughout Hillshire Brands to assess the risks presented by such policies and practices. Based on this review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on Hillshire Brands. In reaching this determination, we have taken into account the following design elements of our compensation programs and policies and practices: mixture of cash and equity opportunities, mixture of performance time horizons, mixture of time-based and performance-based pay vehicles, use of financial metrics that are easily capable of audit, avoidance of uncapped rewards, use of stock ownership requirements at senior management levels, a broad clawback policy and a rigorous auditing, monitoring and enforcement environment.

Attendance at Annual Meeting

As stated in Hillshire Brands’ Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2011 annual meeting.

Governance Documents

All of Hillshire Brands’ current corporate governance documents and policies, including its Corporate Governance Guidelines, committee charters and Global Business Standards, are available at www.hillshirebrands.com and in print to any stockholder who requests them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons, that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and beneficial owners of 5% or more of our common stock. Under the written policy, Hillshire Brands’ Corporate Governance, Nominating and Policy Committee is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to Hillshire Brands that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Hillshire Brands.

There are no related person transactions to report in this proxy statement.

Relationship with Executive Compensation Consultant

Hillshire Brands’ Compensation and Employee Benefits Committee (the “Committee”) has retained Frederic W. Cook & Co., Inc. (“FWCook”) as its independent executive compensation consultant. FWCook reports directly to the Committee, and the Committee may replace FWCook or hire additional consultants at any time. A representative of FWCook attends meetings of the Committee, as requested, and communicates with the

Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of Hillshire Brands’ executive officers. None of Hillshire Brands’ management participated in the Committee’s decision to retain FWCook as the Committee’s independent executive compensation consultant.

FWCook provides various executive compensation services to the Committee with respect to Hillshire Brands’ executive officers and other key employees pursuant to a written consulting agreement with the Committee. The services FWCook provides under the agreement include advising the Committee on the principal aspects of Hillshire Brands’ executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of Hillshire Brands’ program design and Hillshire Brands’ award values in relationship to its performance.

The Committee regularly reviews the services provided by its outside consultant and believes that FWCook is independent in providing executive compensation consulting services to the Committee. The scope of FWCook’s business is providing executive compensation consulting services and it does not provide, directly or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing. In addition, in its consulting agreement with the Committee, FWCook agrees to advise the Chair of the Committee if any potential conflicts of interest arise that could cause FWCook’s independence and loyalty to be questioned, and to not undertake any projects for Hillshire Brands management except at the request of the Committee Chair and as agent for the Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held eleven meetings during fiscal 2012 and has the following standing committees: Audit, Compensation and Employee Benefits, Corporate Governance, Nominating and Policy, Executive and Qualified Legal Compliance. The following table shows the current membership of these committees. All of the directors attended at least 75% of the total of all the meetings of the Board and Board committees on which he or she served during fiscal 2012. Director nominees Craig P. Omtvedt and James D. White will be appointed to committees after their election.

Each standing Board committee operates pursuant to a written charter. Copies of the committee charters are available on Hillshire Brands’ Web site at www.hillshirebrands.com on the “Our Company” page under the link “Board of Directors–Committee Charters.”

Name	Audit		Compensation and Employee Benefits		Corporate Governance, Nominating and Policy		Executive
Todd A. Becker	X
Christopher B. Begley	X				X		X	*
Ellen L. Brothers			X
Virgis W. Colbert			X		X
Sean M. Connolly							X
Laurette T. Koellner	X	*			X		X
Sir Ian Prosser	X				X	*	X
Jonathan P. Ward			X	*	X		X

*	Committee Chair

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of Hillshire Brands’ accounting and financial reporting principles and policies and internal controls and procedures; the integrity of Hillshire Brands’ financial statements and the independent audit thereof; compliance with legal and regulatory requirements and Hillshire Brands’ compliance programs; and the evaluation of the qualifications, independence and performance of Hillshire Brands’ independent registered public accountants and lead audit partner, and the performance of Hillshire Brands’ internal audit function. The Audit Committee met nine times during the year and regularly meets privately with the head of the internal audit department and with the independent registered public accountants. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and SEC rules. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated Laurette T. Koellner as an “audit committee financial expert” as defined in the SEC rules.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee (the “Compensation Committee”) reviews and approves Hillshire Brands’ compensation philosophy covering corporate officers and other senior management employees; reviews the competitiveness of Hillshire Brands’ total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other senior management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other senior management employees; approves and administers Hillshire Brands’ employee benefit plans; oversees the management of our retirement plans; and reviews and approves special hiring and severance arrangements for corporate officers and other senior management employees. The Compensation Committee has delegated to the Committee Chair responsibility for the review and approval of any corporate officer’s, or other designated senior executive’s, hiring, severance or relocation arrangement that deviates materially from Hillshire Brands’ standard policies, procedures and programs. The Compensation Committee also may form and delegate authority to subcommittees or the Chair when it deems appropriate. The Compensation Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee met seven times during the year.

Corporate Governance, Nominating and Policy Committee.    The Corporate Governance, Nominating and Policy Committee reviews and considers corporate governance policies and practices from time to time; evaluates potential director candidates and recommends qualified candidates to the full Board; and reviews the executive resources and oversees Hillshire Brands’ activities and positions on significant corporate social responsibility and public policy matters. The Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance, Nominating and Policy Committee met four times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on matters delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee meets on a periodic basis, as needed, and did not meet during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Hillshire Brands, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Hillshire Brands or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and SEC rules. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance, Nominating and Policy Committee, who also serves as the chair of the Committee. The Qualified Legal Compliance Committee meets on an as needed basis, and did not meet during the year.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Elected Annually

Hillshire Brands’ directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Ten directors will be elected at this year’s Annual Meeting. Each director’s term will last until the 2013 Annual Meeting of Stockholders and until he or she is succeeded by another director who has been elected.

Information about the Nominees for Election to the Board of Directors

Board Composition.    We believe that our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board to fulfill its responsibilities. The Corporate Governance, Nominating and Policy Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications that would establish and maintain a Board with strong collective abilities. Although it does not have a written policy, the Board considers diversity among the existing Board members, including racial, ethnic background and gender diversity, when identifying and evaluating nominees for directors.

To fulfill these objectives, the Board has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s re-nomination are included in their individual biographies.

•

Leadership Experience.    We believe that directors with experience in significant leadership positions over an extended period, especially CEO positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Financial or Accounting Acumen.    We believe that an understanding of finance and financial reporting processes enables our directors to evaluate, and understand the impact of business decisions on, our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.

•

Industry Experience.    We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.

•

Operational Experience.    We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operating plan and business strategy. Operational experience includes experience in areas such as marketing, supply chain, sustainability and commodity management.

•

Public Company Board and Corporate Governance Experience.    Directors with experience as executives or directors of other publicly traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of stockholder interests.

In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance, Nominating and Policy Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.

Director Nominees.    The following information is furnished with respect to each nominee for election as a director. All of the nominees currently are directors, except Craig P. Omtvedt and James D. White. Todd A. Becker and Ellen L. Brothers were elected to the Board on June 28, 2012, immediately after the Spin-Off was completed. The nominations of Messrs. Becker, Omtvedt and White and Ms. Brothers initially were recommended to the Board by an executive recruiting firm retained by the Board to assist it in identifying prospective directors.

If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 25, 2012.

TODD A. BECKER    President and Chief Executive Officer of Green Plains Renewable Energy, Inc. (ethanol producer) since January 2009 and a director since March 2009. He previously served as President and Chief Operating Officer of Green Plains from October 2008 to December 2008 and as Chief Executive Officer of VBV LLC (precursor to Green Plains) from May 2007 to October 2008. Prior to that Mr. Becker was Executive Vice President of Sales and Trading at Global Ethanol (ethanol producer) from May 2006 to May 2007, and before that worked for ten years with ConAgra Foods (consumer food company) in various management positions including Vice President of International Marketing for ConAgra Trade Group and President of ConAgra Grain Canada. Mr. Becker became a director of Hillshire Brands in June 2012. Age 47.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience, Financial or Accounting Acumen — serves as chief executive officer and as a director of a publicly traded company; previously served in management of a large consumer food company; over 10 years of experience in commodity procurement.

CHRISTOPHER B. BEGLEY    Retired Executive Chairman of Hospira, Inc. (global specialty pharmaceutical and medication delivery company) from March 2011 to January 2012. Mr. Begley was elected Chairman of Hospira in May 2007 and served as Chief Executive Officer from April 30, 2004, when Hospira was spun off from Abbott Laboratories (health care products), to March 2011. Prior to that, he served in various positions with Abbott, including as Senior Vice President, Hospital Products from 2000 to April 2004, Senior Vice President, Chemical and Agricultural Products from 1999 to 2000, Vice President, Abbott Health Systems from 1998 to 1999, and Vice President, MediSense Operations, in 1998. He became a director of Hillshire Brands in October 2006. Mr. Begley also serves as a director of Devry Inc. and Zimmer Holdings, Inc. Age 60.

Director Qualifications

•    Leadership, Operational and Public Company Board and Corporate Governance Experience, Financial or Accounting Acumen — previously served as Chairman and Chief Executive Officer of a publicly traded company; serves as a director of other publicly traded companies.

ELLEN L. BROTHERS.    Executive Vice President of Mattel, Inc. (toy products) and President, American Girl (a subsidiary of Mattel) since July 2000. Prior to that, Ms. Brothers was employed by Pleasant Company, which was acquired by Mattel in July 1998, as Senior Vice President of Operations from November 1998 to July 2000, Vice President of the Catalogue Division from January 1997 to November 1998, and Vice President of Catalogue Marketing from July 1998 to November 1998. Ms. Brothers became a director of Hillshire Brands in June 2012. She previously served as a director of Bare Escentuals, Inc. Age 56.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience — serves as an executive officer of a large publicly traded company, with broad responsibility for general management, marketing and financial results; previously served as a director of another publicly traded company.

VIRGIS W. COLBERT    Retired Executive Vice President, Miller Brewing Company (brewer) from 1997 to December 2005 and Senior Advisor to MillerCoors Brewing Company (formerly Miller Brewing Company). Mr. Colbert joined Miller Brewing in 1979 and served as Senior Vice President-Worldwide Operations from 1995 to 1997 and as Vice President Operations from 1993 to 1995. He became a director of Hillshire Brands in January 2006. Mr. Colbert also serves as a director of Bank of America Corporation, Lorillard, Inc., The Manitowoc Company, Inc. and Stanley Black & Decker. He previously served as a director of Merrill Lynch & Co. Age 73.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience — over 10 years of general management experience; previously served as an executive officer of a branded beverage company, with responsibility over global manufacturing; serves and previously served as a director of other large publicly traded companies.

SEAN M. CONNOLLY    Chief Executive Officer of The Hillshire Brands Company and director since June 28, 2012; Executive Vice President of Sara Lee Corporation and Chief Executive Officer, Sara Lee North American Retail and Foodservice, from January 2012 to June 2012. Prior to joining Hillshire Brands, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company (branded convenience food products) from October 2010 to December 2011, President, Campbell USA from 2008 to 2010, and President, North American Foodservice from 2007 to 2008. Before joining Campbell Soup in 2002, Mr. Connolly served in various marketing and brand management roles at Procter & Gamble (branded consumer packaged goods) for a decade. Age 47.

Director Qualifications

•    Leadership, Industry and Operational Governance Experience — serves as chief executive officer of Hillshire Brands; previously served as President of branded food and foodservice businesses, with broad responsibility for management and financial results; over 10 years of marketing and brand management experience.

LAURETTE T. KOELLNER    Executive Chairman of International Lease Finance Corporation since June 2012. Retired Senior Vice President of The Boeing Company (aerospace manufacturer) and President of Boeing International from April 2006 to January 2008. Ms. Koellner served as President of Connexion by Boeing from December 2004 until April 2006, Executive Vice President and Chief Human Resources and Administration Officer of Boeing from 2002 to December 2004, member of the Office of the Chairman from March 2002 to December 2003, Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002, Vice President and Corporate Controller of Boeing from 1999 to 2000, and Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Hillshire Brands in January 2003. She also serves as a director of Celestica Inc. and previously served as a director of American International Group Inc. Age 58.

Director Qualifications

•    Leadership, Operational and Public Company Board and Corporate Governance Experience, Financial or Accounting Acumen — former executive officer of a publicly traded company and president of an international subsidiary; previously served as Corporate Controller & General Auditor of a global publicly traded company, and as Vice President of Internal Audit, Corporate Controller and President of a subsidiary of a global publicly traded company; serves as a director of other large publicly traded companies.

CRAIG P. OMTVEDT    Retired Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (consumer products company) from 2000 to October 2011, and current advisor to Beam Inc., the successor to Fortune Brands. Mr. Omtvedt joined Fortune Brands in 1989 and served as Senior Vice President and Chief Accounting Officer from 1998 to 1999, Vice President and Chief Accounting Officer from 1997 to 1998; Vice President, Deputy Controller and Chief Internal Auditor from 1996 to 1997,

Deputy Controller from 1992 to 1996, and Director of Audit from 1989 to 1992. He serves as a director of Oshkosh Corporation and General Cable Corp., and as a member of the Standard & Poor’s CFO Advisory Council. Age 63.

Director Qualifications

•    Leadership, Public Company Board and Corporate Governance Experience, Financial or Accounting Acumen — former chief financial officer of a large, global publicly traded company; previously served as chief accounting officer of a global publicly traded company; serves as a director of other large publicly traded companies.

SIR IAN PROSSER    Retired Chairman of InterContinental Hotels Group PLC (hotel business). He held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Finance Director from 1978 to 1984. Sir Ian has been a director of Hillshire Brands since October 2004. He previously served as the non-executive Deputy Chairman of BP plc and as a non-executive director of GlaxoSmithKline plc and JKX Oil & Gas plc. Sir Ian is Chairman of the Navy, Army and Air Force Institutes and the BP Pension Trustees Limited board. Age 69.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience; Financial or Accounting Acumen — served as Chairman, director and executive officer of several global publicly traded companies that sell branded services and consumer beverages; qualified as a Chartered Accountant, served in finance roles in his career and served on the audit committees of several large publicly traded companies.

JONATHAN P. WARD    Operating Partner, Kohlberg & Co. (investment firm) since July 2009. Former Chairman of the Chicago office of Lazard Ltd. (investment banking), and Managing Director, Lazard Freres & Co., LLC from November 2006 to June 2009. Mr. Ward served as Chairman and Chief Executive Officer of The ServiceMaster Company (national service company) from 2002 to 2006, and President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company (commercial printing company) from 1997 to 2001. He became a director of Hillshire Brands in October 2005. Mr. Ward currently serves as a director of Hub Group, Inc. and KAR Auction Services, Inc., and he previously served as a director of First Horizon and United Stationers Inc. Age 58.

Director Qualifications

•    Leadership, Operational and Public Company Board and Corporate Governance Experience, Financial or Accounting Acumen — served as executive officer, including as Chief Executive Officer, of two service companies and two companies providing financial and investment services; serves on the board and previously served as chairman of publicly traded companies.

JAMES D. WHITE    Chairman of the Board of Directors, President and Chief Executive Officer of Jamba, Inc. (restaurant retailer franchisor) since December 2008. Mr. White previously served as Senior Vice President of Consumer Brands for Safeway, Inc. (North America food and drug retailer) from 2005 to 2008, Senior Vice President of Business Development, North America for the Gillette Company (consumer products company) from 2002 to 2005, Vice President, Customer Interface Group of Nestlé Purina (Ralston Purina Petcare Company) (pet food manufacturer) from 1999 to 2002, Vice President, Customer Development, East of Nestlé Purina from 1997 to 1999, and Vice President and Managing Director, Midwest of Nestlé Purina from 1994 to 1997. Age 51.

Director Qualifications

•    Leadership, Industry, Operational and Public Company Board and Corporate Governance Experience — serves as president and chief executive officer of publicly traded company, with broad responsibility for general management, marketing and financial results; serves as chairman of the board of a publicly traded company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

DIRECTOR COMPENSATION

Following is a description of Hillshire Brands’ compensation program for non-management directors in fiscal 2012. Directors who are Hillshire Brands employees do not receive compensation for their services as directors. The Corporate Governance, Nominating and Policy Committee regularly reviews the compensation paid to non-management directors and recommends changes to Hillshire Brands’ Board of Directors, as appropriate. Directors do not receive any meeting or attendance fees.

Annual Retainers

	Cash Retainer (1)	Restricted Stock Units (2)
All non-management directors (3)	$80,000	$120,000
Additional Compensation:
Chairman of the Board (4)	$75,000	$75,000
Lead Independent Director (4)	$12,500	$12,500
Audit Committee — Chair	$10,000	$10,000
Chairs of other Committees	$5,000	$5,000
Audit Committee — members	$3,750	$3,750

(1)	A director may elect to receive shares of Hillshire Brands common stock or restricted stock units (“RSUs”) in lieu of all or a portion of his or her cash retainer.
(2)	RSUs vest one year after the date of grant but are not converted into shares of Hillshire Brands common stock until six months after the director leaves Hillshire Brands’ Board (one month for RSUs granted after the Spin-Off).
(3)	Upon completion of the Spin-Off on June 28, 2012, Hillshire Brands increased the amount of the annual cash retainer for Board service from $75,000 to $80,000.
(4)	James S. Crown served as Chairman of the Board until January 2011, and as Lead Independent Director from February 2011 through June 2012. Director compensation is paid on a calendar year basis, so a portion of his compensation during each period is included in the table below. Christopher B. Begley was appointed Chairman of the Board on June 29, 2012 and no director currently serves as Lead Independent Director.

Stock Ownership Guidelines — The Board strongly believes that the directors should have a meaningful ownership interest in Hillshire Brands and has implemented stock ownership guidelines for Hillshire Brands’ directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Hillshire Brands common stock (including RSUs) within five years after a director is first elected to the Board. All Hillshire Brands directors currently are in compliance with the stock ownership requirements.

Deferred Compensation Program — Under Hillshire Brands’ 1999 Non-Employee Director Stock Plan, directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Director Deferred Compensation Program will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the current cost to Hillshire Brands at the beginning of each plan year of issuing debt with a five-year maturity (the rate for calendar 2012 is 3.11%), or (ii) a stock equivalent account, earning a return based on our stock price and accruing dividend equivalents. Any awards of RSUs that a director elects to defer automatically are invested into the stock equivalent account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in shares of Hillshire Brands common stock, as applicable, on dates selected by the director. Hillshire Brands does not pay above market rates or preferential rates under its deferred compensation plans.

Fiscal 2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)(4)	Total ($)
Todd A. Becker (5)	—	—	—	—
Christopher B. Begley	78,750	186,849	—	265,599
Ellen L. Brothers (5)	—	—	—	—
Crandall C. Bowles	75,000	177,273	—	252,273
Virgis W. Colbert	75,000	185,039	10,000	270,039
James S. Crown	127,500	286,796	35,000	449,296
Laurette T. Koellner	85,000	220,393	25,000	330,393
Cornelis J.A. van Lede	78,750	206,133	80,555	365,438
Dr. John McAdam	75,000	155,279	—	230,279
Sir Ian Prosser	83,750	215,375	—	299,125
Norman R. Sorensen	75,000	168,886	—	243,886
Jeffrey W. Ubben	78,750	123,770	—	202,520
Jonathan P. Ward	80,000	209,261	9,000	298,261

(1)	Represents the amount of cash compensation earned by each director in fiscal 2012 for Board and Committee service, including amounts Ms. Bowles and Messrs. Begley, Crown and Sorensen elected to receive in shares of Hillshire Brands common stock or RSUs.

(2)	Represents the full grant date fair value of RSUs granted in fiscal 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) using the closing market price of Hillshire Brands’ common stock on the date of grant. As described above, each non-management director receives an RSU award each year and also may elect to receive Hillshire Brands common stock or RSUs in lieu of all or a portion of his or her cash retainer. This column includes only the grant date fair value for non-elective RSU awards plus any RSUs acquired through reinvestment of dividend equivalents; any annual cash retainer that a director elects to receive in the form of Hillshire Brands common stock or RSUs is included in the “Fees Earned or Paid in Cash” column. The number of outstanding RSUs held by each non-employee director at the end of fiscal 2012 is shown below; no director holds options. RSUs vest one year after the date of grant but are not converted into shares of Hillshire Brands common stock until six months after the director leaves the Board, for RSUs granted prior to the Spin-Off, and one month after the director leaves the Board, for RSUs granted after the Spin-Off. In connection with the Spin-Off, the number of shares underlying each outstanding RSU was adjusted so that the economic value of each outstanding award after the Spin-Off was equivalent to the economic value of that award before the Spin-Off.

Name	Number of Outstanding RSUs
Todd A. Becker	2,070
Christopher B. Begley	12,298
Ellen L. Brothers	2,070
Crandall C. Bowles	12,493
Virgis W. Colbert	10,649
James S. Crown	23,705
Laurette T. Koellner	13,494
Cornelis J.A. van Lede	12,083
Dr. John McAdam	7,687
Sir Ian Prosser	13,021
Norman R. Sorensen	9,180
Jeffrey W. Ubben	7,706
Jonathan P. Ward	12,453

(3)	Non-management directors may participate in Hillshire Brands’ Matching Grants Program on the same basis as Hillshire Brands employees. Under the Matching Grants Program, the Hillshire Brands Foundation or Hillshire Brands matches personal contributions made to eligible nonprofit organizations up to $10,000 each calendar year, prior to the Spin-Off, and up to $5,000 each calendar year, after the Spin-Off. In addition, prior to the Spin-Off, Hillshire Brands or the Hillshire Brands Foundation would make charitable contributions of up to $15,000 per fiscal year upon the request of a non-management director, which contributions included financial support for fundraising events and direct program grants. This program was discontinued after the Spin-Off. The table above reflects both matching contributions made by Hillshire Brands on behalf of Ms. Koellner ($10,000) and Messrs. Crown ($20,000) and Ward ($9,000), and charitable contributions made by Hillshire Brands on behalf of Ms. Koellner ($15,000) and Messrs. Colbert ($10,000) and Crown ($15,000).

(4)	For Mr. van Lede, includes an annual retainer for serving as Chairman of the Supervisory Board of Koninklijke Douwe Egberts B.V., a Dutch subsidiary of Hillshire Brands. During fiscal 2012, he received an annual retainer of Euro 50,000 and Euro 5,446 in expense reimbursement (approximately $80,555).

(5)	Mr. Becker and Ms. Brothers joined the Board on June 28, 2012 and did not receive any director compensation for services in fiscal 2012.

HILLSHIRE BRANDS STOCK OWNERSHIP BY DIRECTORS, DIRECTOR

NOMINEES, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

This table includes information regarding the amount of common stock beneficially owned by Hillshire Brands’ named executive officers, directors and director nominees as of September 4, 2012. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. No person or group named in the table owns more than 1% of the outstanding shares of common stock or has pledged any shares of Hillshire Brands common stock as security.

As of September 4, 2012, we believe that no person beneficially owned more than 5% of Hillshire Brands’ outstanding common stock. There are no arrangements known to Hillshire Brands that may result in a change in control of Hillshire Brands upon the occurrence of some future event.

Name (1)	Shares of Common Stock	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (2)
Todd A. Becker	1,444	—	2,070
Christopher B. Begley	8,479	—	12,298
Ellen L. Brothers	—	—	2,070
Andrew P. Callahan	14,827	34,387	—
Virgis W. Colbert	729	—	10,649
Sean M. Connolly	—	—	20,866
Donald C. Davis	9,945	21,554	—
Thomas P. Hayes	23,630	106,926	17,364
Maria Henry	5,763	—	—
Laurette T. Koellner	2,917	—	19,486
Craig P. Omtvedt (3)	—	—	—
Sir Ian Prosser	1,843	—	13,021
Jonathan P. Ward	411	—	13,833
James D. White (3)	—	—	—
Directors, director nominees and executive officers as a group (18 persons)	74,889	174,457	129,268

(1)	Does not include stock ownership information for Messrs. Bennink, Garvey, van Oers and Smits because they are no longer employed by Hillshire Brands and we do not have access to information regarding their stock ownership.
(2)	Includes restricted stock units (RSUs) and, for Mr. Connolly, shares of restricted common stock granted under Hillshire Brands’ Long-Term Incentive Stock Plans and, for Ms. Koellner and Messrs. Hayes and Ward, stock equivalent balances held under Hillshire Brands’ Deferred Compensation Plans. Does not include performance stock units (PSUs) granted to Hillshire Brands executive officers under Hillshire Brands’ Long-Term Incentive Stock Plans because PSUs vest only if and to the extent predetermined performance goals are achieved. RSUs, PSUs and stock equivalents do not have voting rights, but are credited with dividend equivalents. For executive officers, RSUs and restricted common stock vest and are converted into shares of common stock as the vesting period lapses, and PSUs vest and are converted into shares of common stock if and to the extent that specific performance goals are achieved. For directors, RSUs vest one year after the grant date but are not converted into shares of Hillshire Brands common stock until six months after the director leaves the Board (or one month after the director leaves the Board, for RSUs granted after June 28, 2012).
(3)	Messrs. Omtvedt and White are not currently directors; they are nominated for election at the Annual Meeting.

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

On June 28, 2012, Sara Lee Corporation (the former name of The Hillshire Brands Company) completed the spin-off of its international coffee and tea business into an independent publicly traded company named D.E MASTER BLENDERS 1753 N.V. (the “Spin-Off”). Throughout this “Executive Summary” and the “Compensation Discussion and Analysis,” the term “Hillshire Brands” or “the Company” refers both to The Hillshire Brands Company and its predecessor company, Sara Lee Corporation. The term “Sara Lee Meats” refers to the North American meat-centric retail and foodservice operating segments of Sara Lee Corporation prior to the Spin-Off, the term “D.E MASTER BLENDERS” refers to the spun-off international coffee and tea business and the term “consolidated Sara Lee” refers to the consolidated results of Sara Lee Meats and D.E MASTER BLENDERS.

The Compensation Discussion and Analysis describes how the Compensation and Employee Benefits Committee of the Board of Directors (the “Compensation Committee”) ultimately decided to compensate:

•	Sean M. Connolly, our Chief Executive Officer;

•	Maria Henry, our Executive Vice President and Chief Financial Officer;

•	Andrew P. Callahan, our Executive Vice President and President, Retail;

•	Donald C. Davis, our Senior Vice President and President, Foodservice;

•	Thomas P. Hayes, our Executive Vice President and Chief Supply Chain Officer;

•	Marcel H.M. Smits, our former Chief Executive Officer;

•	Mark A. Garvey, our former Chief Financial Officer;

•	Jan Bennink, our former Executive Chairman; and

•	Frank van Oers, our former Executive Vice President and Chief Executive Officer, International Beverage and Bakery

SEC executive compensation disclosure rules require us to provide information for each individual who served in the capacity of Chief Executive Officer and Chief Financial Officer at any time during the fiscal year that ended June 30, 2012. In this case, Mr. Smits served as Chief Executive Officer and Mr. Garvey served as Chief Financial Officer until June 28, 2012, when both resigned from their positions with Hillshire Brands in connection with the Spin-Off. Mr. Connolly became Chief Executive Officer and Ms. Henry became Chief Financial Officer of Hillshire Brands, effective June 28, 2012. In addition, the SEC executive compensation disclosure rules require us to provide information regarding the three other most highly compensated executive officers serving as executive officers of Hillshire Brands at the end of fiscal 2012 (i.e., Messrs. Callahan, Davis and Hayes) as well as up to two former executive officers of Hillshire Brands who would have been among the three most highly compensated executive officers of Hillshire Brands if they were still serving as executive officers at the end of fiscal 2012 (i.e., Messrs. Bennink and van Oers). We refer to these individuals in this proxy statement as the “named executive officers.” Unless otherwise noted, references to the named executive officers in the “Compensation Discussion and Analysis” section exclude Frank van Oers since his termination was announced in August 2011 and his fiscal 2012 compensation reflected his pending exit.

Impact of the Spin-Off on Fiscal 2012 Executive Compensation

Many fiscal 2012 compensation decisions were made in anticipation of the Spin-Off and to reflect Hillshire Brands’ emergence as a publicly-traded pure-play company focusing on meat-centric food solutions for the retail and foodservice markets. The following are key compensation decisions that occurred during fiscal 2012, that were specifically designed to address the unique circumstances relating to the Spin-Off:

•

Development of Peer Group — Given the change in business size, structure and focus resulting from the Spin-Off, the Compensation Committee determined that it should establish a new peer group applicable to Hillshire Brands. The new peer group consists of companies whose operations are focused on food and beverage products, with a North American operational focus and whose annual revenues are similar to those of Hillshire Brands. See the “How We Position Executive Pay” section of the Compensation Discussion and Analysis for a list of the new peer group companies.

•

Hiring of New Chief Executive Officer and Chief Financial Officer — Hillshire Brands hired Sean M. Connolly to serve as its Chief Executive Officer and Maria Henry to serve as its Chief Financial Officer, effective with the Spin-Off. See the “How We Make Compensation Decisions” section of the Compensation Discussion and Analysis for a discussion of Mr. Connolly’s and Ms. Henry’s initial compensation packages.

•

Annual Incentive Opportunity — The fiscal 2012 annual incentive program was designed to provide that the annual incentive opportunities for named executive officers departing from Hillshire Brands after the Spin-Off were tied to the achievement of financial and operational performance objectives of the consolidated Sara Lee, while the annual incentive opportunities for named executive officers remaining with Hillshire Brands following the Spin-Off were tied to the achievement of financial performance objectives of Sara Lee Meats. The fiscal 2012 annual incentive opportunities for Messrs. Bennink and Connolly, however, differed from the other named executive officers. Mr. Bennink was hired in January 2011 with the primary objective of successfully completing the Spin-Off, so his annual incentive was based 50% on the results of the consolidated Sara Lee and 50% on pre-determined strategic objectives tied to the Spin-Off. Mr. Connolly joined the Company in the third quarter of fiscal 2012, and his fiscal 2012 bonus payment was tied to financial performance of Sara Lee Meats and guaranteed at target (prorated for the portion of the year worked).

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Long-Term Incentive Program — The Compensation Committee structured Hillshire Brands’ fiscal 2012 — 2014 equity award program to reflect the expectation that the Spin-Off would be completed towards the end of fiscal 2012 and the change in the post-Spin-Off employment status of many award recipients. The key elements of the program are as follows: (i) the equity grant levels represented approximately one-third of the annual grant levels with the Company’s intent of granting to employees who remained with Hillshire Brands following the Spin-Off the additional two-thirds of equity that normally would have been granted in fiscal 2012; (ii) named executive officers continuing with Hillshire Brands received 50% of the grant value in performance share units (“PSUs”) and 50% in stock options, and named executive officers who terminated as a result of the Spin-Off received 100% PSUs; (iii) PSUs have historically vested on the basis of the achievement of three-year performance objectives; however grants in fiscal 2012 to employees who were expected to be terminated as a result of the Spin-Off had a one-year performance cycle; and (iv) for PSUs granted to those employees expected to remain with Hillshire Brands following the Spin-Off, the performance measure for the first year was based on the financial results of the consolidated Sara Lee and the performance measures for the remaining two years were based on the results of Hillshire Brands following the Spin-Off.

Our Executive Compensation Objectives

In fiscal 2012, our compensation programs were adjusted from prior year to address circumstances related to the Spin-Off, as described above. Nonetheless, our executive compensation program continued to be based upon achieving the following objectives:

•	aligning the compensation of our executive officers with the long-term interests of our stockholders;

•	providing a total compensation opportunity that allows us to attract and retain talented executive officers, and motivate them to achieve exceptional business results; and

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ensuring that our executive officers’ total compensation opportunities are competitive in comparison with our peers, that our incentive compensation is performance-based, and that our programs are consistent with high standards of corporate governance and evolving best practices within our industry.

Fiscal 2012 Business Review and Impact on Executive Compensation

Fiscal 2012 Business Review

In fiscal 2012, Hillshire Brands completed a significant transformation of its business and implemented changes in its senior leadership to set the future direction of the Company and its portfolio of businesses:

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On June 28, 2012, Hillshire Brands completed the Spin-Off of its international coffee and tea business into an independent, publicly traded Dutch company named D.E MASTER BLENDERS. As a result of the Spin-Off, and several business divestitures completed prior to the Spin-Off, Hillshire Brands is a pure-play meat-centric foods company that conducts business predominantly in the United States.

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In fiscal 2012 and before the Spin-Off, Hillshire Brands completed several business divestitures. We divested our North American refrigerated dough (Store Brands) business, our North American Foodservice Coffee business, our Spanish bakery and French refrigerated dough businesses and the remaining portion of our International Household and Body Care business that was not sold in fiscal 2011. Also, during the first quarter of fiscal 2012 we completed the sale of our North American Fresh Bakery business, which transaction was signed in November 2010.

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In conjunction with the Spin-Off, a U.S. subsidiary of D.E MASTER BLENDERS paid a $3.00 per share one-time special cash dividend to stockholders who received the common stock dividend in connection with the Spin-Off. The Spin-Off and the $3.00 per share one-time special cash dividend also represented the culmination of Hillshire Brands’ commitment, first announced in February 2010, to return capital to stockholders. During fiscal 2010 and fiscal 2011, Hillshire Brands repurchased $1.8 billion of its common stock. Combined with the $3.00 one-time special cash dividend paid in June 2012, Hillshire Brands has returned a total of approximately $3.6 billion of capital to its stockholders since February 2010.

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Immediately after the Spin-Off, Sara Lee Corporation completed a 1-for-5 reverse stock split of its shares of common stock (the “Reverse Stock Split”) and changed its name to The Hillshire Brands Company.

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On June 28, 2012 and in conjunction with the Spin-Off, Messrs. Smits and Garvey, and other members of senior management, resigned from Hillshire Brands and Mr. Connolly was appointed to the position of Chief Executive Officer and Ms. Henry was appointed to the position of Chief Financial Officer of Hillshire Brands.

Despite the disruptions created by the Spin-Off, significant changes in senior leadership of the company and a continued difficult economic environment, Hillshire Brands delivered solid results in fiscal 2012. Adjusted net sales increased 4.0% to $4.04 billion in fiscal 2012 and adjusted operating income increased 4.3% to $327 million, although gross margin declined from 29.8% in fiscal 2011 to 27.7% in fiscal 2012. Significant items, such as the expenses of the Spin-Off and the divestiture transactions completed prior to the Spin-Off, contributed to the fiscal year results. Management believes that it has taken key actions necessary to position Hillshire Brands for increased profitability in the next few years, such as an increased investment in media, advertising and promotion, a three-year $100 million cost reduction and productivity improvement initiative and filling key senior management positions. For more information about our fiscal 2012 business results, see the section of our fiscal 2012 annual report to stockholders entitled “Financial Review.”

Impact on Executive Compensation

At the beginning of fiscal 2012, the Compensation Committee established a total direct compensation opportunity for each of our senior executive officers, including the named executive officers other than Messrs. Bennink and Connolly, which reflected the anticipated Spin-Off changes. Total direct compensation opportunity consists of base salary, a target annual incentive award opportunity, and a target long-term incentive award. With respect to Mr. Bennink, the Board appointed Mr. Bennink as Sara Lee’s Executive Chairman in January 2011

with the primary responsibility of ensuring the successful completion of the Spin-Off, after which his employment would terminate. Due to the limited duration of his employment and his unique role, the Board approved Mr. Bennink’s total compensation opportunity in January 2011 and agreed to review it for reapproval on an annual basis. On January 28, 2012, the Board reapproved the same total compensation opportunity for Mr. Bennink that they approved in January 2011; however his compensation would be prorated based on active service from January 28, 2012 through the Spin-Off and, in light of Mr. Bennink’s appointment as Chairman of D.E MASTER BLENDERS, his fiscal 2012 equity grant was structured to convert into D.E MASTER BLENDERS equity at the time of the Spin-Off. The total direct compensation opportunity for Mr. Connolly was established when he was appointed to the position of Executive Vice President of the Company and Chief Executive Officer of the Company’s North American operations in January 2012.

Consistent with the financial performance measures that are important to Hillshire Brands’ investors, our fiscal 2012 annual incentive opportunity was generally based on achievement of growth in adjusted operating income, adjusted net sales and average working capital targets. Furthermore, we seek to more closely align the interests of our senior executive officers with our stockholders through the use of stock options and performance share units.

Fiscal 2012 Compensation Opportunity for our current CEO, Mr. Connolly

In fiscal 2012, Mr. Connolly received:

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A target annual incentive opportunity of $900,000, with actual payout dependent upon Sara Lee Meats’ adjusted operating income (40%), adjusted net sales (40%) and average working capital (20%). Pursuant to the terms of Mr. Connolly’s employment offer, Mr. Connolly’s fiscal 2012 bonus payment was guaranteed to be equal to his target bonus, but prorated to reflect his January 2012 start date. For fiscal 2013 and subsequent years, Mr. Connolly will not be entitled to a guaranteed bonus payout under the Hillshire Brands annual incentive plan. The target annual incentive opportunity, which represented 100% of his annual base salary, was determined by the Compensation Committee based on its review of peer group data and after consultation with its independent compensation consultant.

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Fiscal 2012 — 2014 long-term incentive awards with a total target value of $1.8 million in stock options (50%) and PSUs (50%). The one-third portion of the fiscal 2012 — 2014 PSUs is payable based on the achievement of a one-year operating income target. The remaining portion of the fiscal 2012 — 2014 PSUs is payable based on the total shareholder return performance of Hillshire Brands relative to a peer group during fiscal 2013 — 2014. Any earned PSUs will be settled in shares of Hillshire Brands common stock. Pursuant to the terms of Mr. Connolly’s offer letter, Mr. Connolly’s fiscal 2013 — 2015 long-term incentive awards will have a total target value of $3.0 million and will be granted in the form of stock options (50%) and PSUs (50%).

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Pursuant to the terms of Mr. Connolly’s offer letter, Mr. Connolly received a one-time new hire award of $1.65 million in cash and $2.0 million in shares of restricted common stock to compensate him for forfeited compensation under his prior employer’s long-term incentive program. Mr. Connolly also received a $250,000 cash payment for a bonus he forfeited under his prior employer’s annual bonus program.

Fiscal 2012 Compensation Opportunity for our former CEO, Mr. Smits

In fiscal 2012, Mr. Smits received:

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A target annual incentive opportunity of $1,400,000, with actual payout dependent upon adjusted operating income (30%) and adjusted net sales (30%) of consolidated Sara Lee and Mr. Smits’ attainment of individual performance objectives relating to consummation of the Spin-Off (40%). The target annual incentive opportunity, which represented 175% of his annual base salary, was determined by the Compensation Committee based on its review of peer group data and after consultation with its independent compensation consultant.

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Fiscal 2012 — 2014 long-term incentive awards with a total target value of $1,333,333 million in PSUs. The fiscal 2012 — 2014 PSUs are payable based on the fiscal 2012 operating income of consolidated Sara Lee, with any earned PSUs to be settled in shares of Hillshire Brands common stock.

Additional details about the compensation of Messrs. Connolly and Smits follow under “Compensation Discussion and Analysis.”

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

The Components of Our Executive Compensation Program

The principal components of our executive compensation program and the purpose of each component are presented in the table below, along with our target competitive position for each component. Our objective is to align all target positions to the median value of our peer group. We measure our program’s competitiveness both by individual benchmark positions as well as by salary grades and bands, which are composed of many positions that we consider to have similar responsibilities.

Compensation Component	Target Competitive Position (in aggregate for all positions)	Purpose
Base salary	Equal to the peer group median.	Fixed component of pay intended to compensate an executive officer fairly for the responsibility level of the position held.
Annual incentive awards	Target opportunities were set in relationship to the peer group median. Actual payouts may exceed or be less than target based upon actual corporate performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our short-term/annual objectives.
Long-term incentives	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than market median based upon our stock price and financial performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our long-term objectives and to align the interests of our executives with those of our shareholders.
Retirement and other benefits	Equal to the peer group median.	Fixed component of pay intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide retirement savings opportunity (pension and 401(k) plans).
Perquisites	Less than or equal to the peer group median.	Fixed component of pay intended to help us in attracting and retaining executive talent.
Post-termination compensation (severance and change in control)	Equal to the peer group median.	Fixed component of pay intended to provide temporary income following an executive officer’s involuntary termination of employment and, in the case of a change in control, to also help provide continuity of management through the transaction.

How We Position Executive Pay

One of the key objectives of our executive compensation program is to ensure that the total compensation package for our executive officers is competitive with our peer group, which the Compensation Committee believes is representative of the companies against which we compete for executive talent. Given the change in business size, structure and focus of the Company following the Spin-Off, the Compensation Committee determined that it should review and, if appropriate, establish a new peer group applicable to Hillshire Brands. Hillshire Brands engaged Mercer Consulting (“Mercer”) to assist with developing the post-Spin-Off peer group. Based on its review, Mercer developed a peer group consisting of 15 U.S.-based publicly-traded companies with the following characteristic:

•	operate in similar industries — food products and beverages;

•	similar in size — one-third to 3x Hillshire Brands’ expected post-Spin-Off revenue levels; and

•	North American operational focus.

The fiscal 2012 peer group consisted of the following 15 companies:

Campbell Soup Company	Hormel Foods Corporation
The Clorox Company	McCormick & Company, Incorporated
ConAgra Foods Inc.	Ralcorp Holdings Inc.
Dean Foods Company	Sanderson Farms, Inc.
Del Monte Foods	Smithfield Foods, Inc.
Dr. Pepper Snapple Group, Inc.	The J.M. Smucker Company
Flowers Foods, Inc.	Treehouse Foods, Inc.
The Hershey Company

The fiscal 2012 peer group, which was also reviewed by the Compensation Committee’s independent compensation consultant and reviewed and approved by our Compensation Committee, reflects the addition of Flower Foods, Inc.; McCormick & Company, Incorporated; Sanderson Farms, Inc.; and Treehouse Foods, Inc. as a result of having similar revenues, a similar Global Industry Classification Standard (GICS) and being based in the United States. Colgate Palmolive Company, General Mills, Inc., H.J. Heinz Company, Kellogg Company, Kimberly Clark Corporation and Tyson Foods, Inc. were eliminated due to their revenues being significantly higher than the post-Spin-Off Company or significant international presence.

In addition, we rely on various sources of compensation and benefits survey data for ascertaining the competitive market for the named executive officers. We use survey data of our peer group and other similar industry profiles developed by national compensation consulting firms, such as AonHewitt, Mercer and Towers Watson. We have a high confidence level in the accuracy standards applied to the data produced in these surveys by these organizations. When analyzing compensation data, statistical techniques such as regression analysis are used to adjust the data for differences in company size. During this process, we measure target and actual pay levels within each compensation component and in the aggregate. We also review the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is presented annually to the Compensation Committee for its review.

How We Set the Compensation Mix

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components to those of our compensation peer group. Specifically, we review the total direct compensation opportunity (that is, the sum of base salary, target annual incentive award opportunity and target long-term incentive award opportunity) in the following categories:

•	fixed versus variable;

•	short-term versus long-term; and

•	cash versus equity-based.

The Compensation Committee’s goal with respect to each of these categories is to allocate total direct compensation in a manner that is market competitive with our peer group because the peer group represents the companies against which we compete for executive talent. The Compensation Committee also believes that the allocations that result from this approach are effective in motivating our executive officers to maximize stockholder value. The allocations that the Compensation Committee applied with respect to fiscal 2012 are as follows:

Compensation Allocation for Total Target Direct Compensation
			Sean M. Connolly	Marcel H.M. Smits	Jan Bennink	Other Named Executive Officers
Fixed (Salary)	/	Variable (Annual + Long-Term Incentive Value)	19%/81%	13%/87%	12%/88%	23%-40%/60%-77%
Short-Term (Salary + Annual Incentive Value)	/	Long-Term (Long-Term Incentive Value)	37%/63%	35%/65%	34%/66%	45%-66%/34%-55%
Cash (Salary + Annual Incentive Value)	/	Equity-Based (Long-Term Incentive Value)	37%/63%	35%/65%	34%/66%	45%-66%/34%-55%

The differences between the mix of compensation components for our current and former Chief Executive Officers as compared to the compensation components for the other named executive officers are generally comparable to the mix of our peer group.

Direct Compensation Components

Base Salary

Base salary is the only fixed component of our executive officers’ total direct compensation. We target base salary to equal the median salary of our peer group. An executive officer’s base salary is based on the individual’s level of responsibility, experience, reference to a specific salary grade or band level, performance and Hillshire Brands’ annual budget for merit increases. Hillshire Brands’ merit increase budget for fiscal 2012 was 3%.

Annual Incentive Compensation

Our annual incentive award program is designed to motivate and reward executive officers for achieving short-term financial objectives. The program is composed of two inter-related plans: the Performance-Based Incentive Plan (the “PBIP”), which is a stockholder-approved plan providing an overall limit on annual incentive payments for the named executive officers, and the Annual Incentive Plan (the “AIP”), which is a Board-approved and Compensation Committee-administered plan for determining actual incentive awards each year for hundreds of employees, including the named executive officers. The PBIP design is intended to provide annual incentive awards that qualify as “performance-based compensation” and, therefore, are tax-deductible without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The AIP provides participants, including the named executive officers, with annual cash incentive award opportunities for the achievement of goals that are set within the first 90 days of each fiscal year. The AIP provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year base salary, with actual payouts ranging from 0% to 150% of target for various levels of performance. Payout opportunities increase with the participants’ salary grade or band level, which is consistent with our compensation philosophy of increasing the level of pay at risk for higher level positions. For participants in the PBIP, the Compensation Committee applies negative discretion factors to reduce the maximum annual award under the PBIP (with the PBIP maximum being defined with reference to a percentage of “Adjusted Operating Income,” as defined in the PBIP).

Mr. Connolly’s target annual incentive award opportunity for fiscal 2012 under the AIP was 100% of his base salary based upon the Compensation Committee’s review of data from our peer group and the advice of its independent compensation consultant. Mr. Connolly is eligible to receive a guaranteed bonus for fiscal 2012 equal to a prorated portion of his target bonus opportunity. Mr. Smits’ target annual incentive award opportunity for fiscal 2012 under the AIP was equal to 175% of his base salary. Mr. Bennink’s target annual incentive award opportunity was set at 175% of his base salary, which is more closely aligned to Mr. Smits’ opportunity and was set in recognition of strategic goals relating to the consummation of the Spin-Off. Mr. Connolly’s target annual incentive award opportunity was set at a level below that of Messrs. Smits and Bennink to be consistent with the fiscal 2012 peer group.

The AIP target award opportunities for the named executive officers currently employed by Hillshire are less than Mr. Connolly’s target opportunity and also were based upon a review of competitive market data. The target opportunities were then reviewed and approved by the Compensation Committee.

Corporate Performance Objectives

The Compensation Committee approved the team-based performance objectives for the AIP with a focus on motivating participating employees to achieve fiscal 2012 financial goals. As noted above, the AIP was designed to provide that the annual incentive opportunities for named executive officers departing Hillshire Brands after the Spin-Off were tied to the achievement of specific financial and operational performance objectives of consolidated Sara Lee, while the annual incentive opportunities for named executive officers remaining with Hillshire Brands following the Spin-Off were tied to the achievement of specific financial performance objectives of Sara Lee Meats. In the case of the named executive officers, the annual incentive opportunities for Messrs. Smits, Garvey and Bennink were tied to results of consolidated Sara Lee, and the annual incentive opportunities for Messrs. Connolly, Callahan, Davis and Hayes and Ms. Henry were tied to results of Sara Lee Meats. Mr. van Oers’ annual incentive opportunities were tied to the results of D.E MASTER BLENDERS.

The AIP performance measures and their weightings within the plan were as follows:

	FY12 Weighting of Performance Measures
Performance Measure	Sara Lee Meats (1)	Consolidated Sara Lee (2)
Adjusted Operating Income	40%	30%
Adjusted Net Sales	40%	30%
Average Working Capital	20%	N/A
Individual Objectives	N/A	40%

(1)	Represents the allocation of performance measures applicable to participants who remained with the Company following the Spin-Off. For these individuals, performance measures were based on the results of Sara Lee Meats.
(2)	Represents the allocation of performance measures applicable to participants who separated from the Company in connection with the Spin-Off, with the exception of Mr. Bennink. For these individuals, performance measures were based on the results attributable to the consolidated Sara Lee. Mr. Bennink’s AIP was comprised of adjusted operating income (25%), adjusted net sales (25%) and individual objectives (50%).

The Compensation Committee is actively engaged in establishing the specific target performance level for each performance measure. Typically, a performance measure’s target performance level is the same as the target performance level contained in our annual operating plan. The annual operating plan is developed by management and presented by the Chief Executive Officer and Chief Financial Officer to the Board for its review and approval. The threshold performance level, at which no payout is warranted, is set relative to the prior fiscal year’s actual results and current fiscal year projections. The Compensation Committee expects the named executive officers to achieve, and hopefully exceed, the target level of performance. The maximum level of performance for each of the financial performance measures, however, is set at a high level of performance that will require significant effort to achieve.

The financial performance goals and results used in the AIP are non-GAAP financial measures which are reported results as adjusted to exclude significant items and select other charges and gains. Significant items are material items that are not indicative of our core operating results and that are quantified and identified in our financial reports. In addition to significant items, the Compensation Committee may make other adjustments to prevent undue and/or unintended gain or loss. For fiscal 2012, the significant items included in the adjustment of relevant financial data for purposes of measuring performance included the following: changes in foreign currency exchange rates; charges for exit activities; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); debt extinguishment costs; Spin-Off related costs; tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Adjusted Operating Income and Adjusted Net Sales, significant items for the fiscal year and other components of the AIP calculation are disclosed in our quarterly earnings press releases and filings with the SEC. The Average Working Capital performance measure, which is the difference between liabilities and assets as adjusted for sales increases and commodity cost changes, rewards achievement of reductions in average working capital during the year. Prior to approving award payments, the Compensation Committee reviews and approves a report from the Chief Financial Officer reconciling the corporate financial performance used to determine actual AIP payments with our financial results prepared in accordance with generally accepted accounting principles as reported on the face of the Company’s audited annual income statements.

Fiscal 2012 Decisions and Analysis

Following the end of fiscal 2012, the Compensation Committee evaluated our financial performance against the pre-established performance objectives and determined that for the Sara Lee Meats AIP we achieved two of the three financial performance goals and for the consolidated Sara Lee AIP we achieved both of the two financial performance goals, each illustrated in the tables set forth below.

Fiscal 2012 Annual Incentive Plan Performance Results – Sara Lee Meats

Performance Measure (in millions)	Threshold	Target	Maximum	Fiscal 2012 Actual
Adjusted Operating Income	$412	$460	$482	$382
Adjusted Net Sales	$3,795	$4,070	$4,197	$3,889
Average Working Capital	8.5%	8.0%	7.5%	7.8%

Fiscal 2012 Annual Incentive Plan Financial Performance Results – Consolidated Sara Lee

Performance Measure (in millions)	Threshold	Target	Maximum	Fiscal 2012 Actual
Adjusted Operating Income	$763	$851	$929	$828
Adjusted Net Sales	$7,112	$7,578	$7,898	$7,482

For fiscal 2012, the average percentage earned under the AIP for the participating named executive officers whose performance was tied to the results of Sara Lee Meats was 45.3% of the target payout opportunity, while the average percentage earned under the AIP for the participating named executive officers whose performance was tied to the results of consolidated Sara Lee was 82.3%. The Compensation Committee approved a slightly higher payout for Messrs. Garvey and Bennink in response to the significant responsibilities each completed with respect to the Spin-Off. The table below shows the award opportunities under the applicable AIP and the fiscal 2012 actual payouts for each of the named executive officers:

Named Executive Officer	Annual Incentive Plan Target As % of Salary	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum As % of Salary	Annual Incentive Plan Maximum ($)	FY12 Annual Incentive Award As % of Target	FY12 Annual Incentive Award ($)
Sean M. Connolly (1)	100%	$413,077	150%	$619,616	100%	$413,077
Maria Henry	80%	$439,359	120%	$659,039	45%	$198,613
Thomas P. Hayes (2)	90%	$332,568	135%	$498,852	45%	$147,942
Andrew P. Callahan (3)	93%	$264,157	139%	$396,236	45%	$116,704
Donald C. Davis (4)	65%	$175,790	98%	$263,685	45%	$79,665
Marcel H.M. Smits	175%	$1,400,000	263%	$2,100,000	82%	$1,152,410
Mark A. Garvey	130%	$617,500	195%	$926,250	109%	$675,477
Jan Bennink	175%	$1,750,000	263%	$2,625,000	99%	$1,744,006

(1)	Mr. Connolly commenced employment with Hillshire Brands in January 2012. Pursuant to the terms of Mr. Connolly’s offer letter, Mr. Connolly’s fiscal 2012 AIP bonus is guaranteed to be equal to his target bonus, prorated for active service. The amount reported in the “FY12 Annual Incentive Award” column reflects his prorated guaranteed payout under the AIP.
(2)	Mr. Hayes’ fiscal 2012 AIP award opportunity and actual payout were based on a target bonus of 110% for July 2011 – December 2011 and a target bonus of 70% for January 2012 – June 2012.
(3)	Mr. Callahan’s fiscal 2012 AIP award opportunity and actual payout were based on a target bonus of 115% for July 2011 – December 2011 and a target bonus of 70% for January 2012 – June 2012.
(4)	Mr. Davis’ fiscal 2012 AIP award opportunity and actual payout were based on a target bonus of 75% for July 2011 – December 2011 and a target bonus of 55% for January 2012 – June 2012.

The incentive award payouts for the named executive officers whose performance was tied to the results of Sara Lee Meats were determined based on the actual achievement of adjusted operating income, adjusted net sales, and average working capital targets for Sara Lee Meats, while the incentive award payouts for the named executive officers whose performance was tied to the results of consolidated Sara Lee were determined based on actual achievement of adjusted operating income and adjusted net sales consolidated targets for Sara Lee Meats and D.E MASTER BLENDERS, combined, as well as individual performance objectives, each as illustrated below.

Named Executive Officers	Performance Measures	Adjusted Operating Income	Adjusted Net Sales	Average Working Capital
Sean M. Connolly	Sara Lee Meats	0%	50.7%	125%
Maria Henry	Sara Lee Meats	0%	50.7%	125%
Andrew P. Callahan	Sara Lee Meats	0%	50.7%	125%
Donald C. Davis	Sara Lee Meats	0%	50.7%	125%
Thomas P. Hayes	Sara Lee Meats	0%	50.7%	125%
Marcel H.M. Smits (1)	Consolidated Sara Lee	80.1%	84.6%	N/A
Mark A. Garvey (1)	Consolidated Sara Lee	80.1%	84.6%	N/A
Jan Bennink (1)	Consolidated Sara Lee	80.1%	84.6%	N/A

(1)	For the executives who left Hillshire Brands in connection with the Spin-Off, 40% of their AIP opportunity was based on the achievement of the following individual performance objectives related to the successful completion of the Spin-Off: (i) with respect to Mr. Smits, objectives relating to the delivery of disclosure requirements and investor materials; (ii) with respect to Mr. Garvey, objectives relating to the delivery of separate, stand-alone financial statements for Hillshire Brands and D.E MASTER BLENDERS; and (iii) with respect to Mr. Bennink, objectives relating to the successful completion of creating two independent publicly traded companies.

Long-Term Incentive Compensation

Our long-term incentive compensation award program is designed to motivate and retain talented executive officers and reward them for achieving long-term financial results that are aligned with our stockholders’ interests. These long-term incentives are equity-based and are provided under stockholder-approved plans, which permit the use of a number of different types of equity-based awards, including stock options, restricted stock, restricted stock units and performance shares or units.

As a part of our competitive positioning process, we determine a market competitive, long-term incentive value guideline for each executive officer’s salary grade or band level based on compensation data of our peer group and other general industry surveys. These grant value guidelines are developed by management and presented to the Compensation Committee for its review and approval. Specific awards are then made to our executive officers based on the Chief Executive Officer’s recommendations taking into account the grant value guidelines and each officer’s individual performance, potential for advancement, and importance to the Company’s long-term success.

Our Fiscal 2012 – 2014 Award Program

In August 2011, the Compensation Committee approved the mix of equity-based awards that comprise the long-term incentive program for fiscal 2012 – 2014. The program approved by the Compensation Committee differed from prior years to reflect several key factors and objectives: increase the weight of performance-based equity awards; motivate strong financial performance over a three-year performance cycle; the expectation that the Spin-Off will be completed towards the end of the first year of the three-year performance cycle; and the recognition that participants can be classified into three distinct groups based on their post-Spin-Off employment status – future employees of the spun-off company, future employees of the continuing business of the Company and employees who will be terminated as a result of the Spin-Off. Based on these factors and objectives, key elements of the fiscal 2012 – 2014 program include the following:

•	award grants to senior management (including the named executive officers other than Mr. Bennink) were comprised of only PSUs or a combination of PSUs and stock options;

•

participants in the fiscal 2012 – 2014 program received approximately one-third of the equity grant in fiscal 2012 and, if still employed by Hillshire Brands, received the remaining two-thirds of the fiscal 2012 – 2014 equity grant after the Spin-Off;

•

the portion of the fiscal 2012 – 2014 PSUs that was granted in fiscal 2012 was earned based on the fiscal 2012 operating income performance of consolidated Sara Lee, while the portion of the fiscal 2012 – 2014 PSUs granted in fiscal 2013 will be earned based on the total shareholder return of Hillshire Brands during fiscal 2013 – 2014 as compared to a peer group of companies;

•	fiscal 2012 – 2014 award grants to the named executives officers that remained with Hillshire Brands following the Spin-Off did not provide for accelerated vesting upon completion of the Spin-Off.

In November 2011, the Compensation Committee granted long-term incentive awards to each of the named executive officers, other than Messrs. Connolly, Bennink and van Oers. These annual award grants are typically made in August but were delayed until certain Spin-Off details were determined. For the fiscal 2012 – 2014 program, named executive officers remaining with Hillshire Brands after the Spin-Off received their long-term incentive value 50% in PSUs and 50% in stock options.

In January 2012, Mr. Connolly received his fiscal 2012 – 2014 long-term incentive award in connection with the commencement of his employment, while Mr. Bennink received an interim long-term incentive grant. Consistent with the November 2011 award allocation, Mr. Connolly received his long-term incentive value as 50% PSUs and 50% stock options. Mr. Bennink’s fiscal 2012 long-term incentive award was delivered 50% in PSUs and 50% in RSUs, which reflected his role in overseeing the Spin-Off rather than operating the business. Due to his planned termination from the Company, Mr. van Oers did not receive a long-term incentive grant for the fiscal 2012 – 2014 award program.

Under the program, the PSUs will be earned if pre-determined performance targets are achieved during the performance cycle. As noted above, the portion of the fiscal 2012 – 2014 PSU grant that occurred in fiscal 2012 are earned based on consolidated Sara Lee’s adjusted operating income performance in fiscal 2012. Under the fiscal 2012 – 2014 award program, payouts could range from 0% to 150% of the target PSUs granted, based on the following grid:

	Threshold (1)	Target	Maximum
Performance % of Target	90% of Target	100%	109% of Target
Payout % of PSUs Granted (2)	25%	100%	150%

(1)	Results below Threshold result in a zero payout.
(2)	Payouts between levels are determined by straight-line interpolation.

The Company achieved approximately 97.2% of the target adjusted consolidated operating income goal of $851 million, resulting in the vesting of 80.1% of the PSUs granted in fiscal 2012 to executives under the fiscal 2012 – 2014 award program. For the employees remaining with Hillshire Brands following the Spin-Off, the vested PSUs were converted to service-based RSUs that will vest in full if the employee remains employed by Hillshire Brands through August 31, 2014. For employees who terminated from the Company in connection with the Spin-Off, the PSUs were settled in shares of Hillshire Brands in fiscal 2013.

The number of RSUs, PSUs and stock options granted was based on the closing market price of our common stock on the grant date and a Black-Scholes option value of 22.07% of the grant price, if applicable. The stock options were non-qualified stock options with a ten-year term, and the stock options will cliff vest 100% on August 31, 2014, if the employee remains employed by Hillshire Brands through the vesting date.

The RSUs granted to Mr. Bennink in January 2012 are scheduled to vest on January 31, 2013; however, upon completion of the Spin-Off prior to the vesting date, the RSUs vested on a pro-rata basis. In light of Mr. Bennink’s appointment as Chairman of D.E MASTER BLENDERS, these RSU were structured so that they would convert into shares of D.E MASTER BLENDERS, rather than shares of Hillshire Brands, upon vesting.

The portion of the fiscal 2012 – 2014 PSU granted in fiscal 2013 will vest on August 31, 2014 based on the two-year total shareholder return of Hillshire Brands as compared to a peer group of companies. Under the fiscal 2012 – 2014 award program, payouts of the fiscal 2013 PSU grant could range from 0% to 150% of the target PSUs granted, based on the following grid:

Relative Percentile TSR Performance Result	Payout % of PSUs Granted (1)
> 90th percentile	150%
70th percentile	125%
50th percentile	100%
25th percentile	50%
< 25th percentile	0%

(1)	Payouts between levels are determined by straight-line interpolation.

In fiscal 2012, Hillshire Brands engaged Mercer to assist with developing a peer group of companies for purposes of measuring Hillshire Brands total shareholder return performance (“TSR peer group”). Based on its review, Mercer developed a TSR peer group consisting of the fiscal 2012 peer group described above and 16 additional companies with the following characteristics:

•	Similar industry and size;

•	Competitor for business and capital;

•	Food and beverage operational focus; and

•	High proportion of domestic sales.

The TSR peer group, which was also reviewed by the Compensation Committee’s independent compensation consultant and reviewed and approved by our Compensation Committee, consists of the following companies in addition to the companies included in the fiscal 2012 peer group discussed above:

Boston Beer Company, Inc.	Lancaster Colony Corporation
Chiquita Brands International, Inc.	Monster Beverage Corporation
General Mills, Inc.	National Beverage Corp.
Green Mountain Coffee Roasters, Inc.	Pilgrim’s Pride Corporation
Hain Celestial Group, Inc.	Seneca Foods Corporation
H.J. Heinz Company	Smart Balance, Inc.
J&J Snack Foods Corp.	Snyder’s-Lance, Inc.
Kellogg Company	Tootsie Roll Industries, Inc.

Our Outstanding Fiscal 2011 – 2013 and Fiscal 2010 – 2012 Award Programs

Our long-term incentive awards for fiscal 2011 – 2013 were granted in the form of 50% PSUs, 25% stock options and 25% RSUs, while the long-term incentive awards for fiscal 2010 – 2012 were granted in the form of 50% RSUs, 25% stock options and 25% PSUs. In connection with the Spin-Off and as required by the plan documents, the Compensation Committee adjusted the outstanding equity awards under the fiscal 2011 – 2013 and fiscal 2010 – 2012 award programs to reflect the relative share values of Hillshire Brands and D.E MASTER BLENDERS as result of the Spin-Off and to preserve the pre-Spin-Off intrinsic value of each equity grant. For outstanding stock options, both the number of shares subject to the outstanding equity awards and the exercise price were adjusted to preserve the pre-Spin-Off intrinsic value of each equity grant. In addition, the Compensation Committee approved the acceleration of the vesting of the outstanding fiscal 2011 – 2013 and fiscal 2010 – 2012 awards as of the date of the Spin-Off.

Outstanding PSUs

Under the fiscal 2011 – 2013 and fiscal 2010 – 2012 programs, the PSUs vested only if pre-determined cumulative adjusted operating income targets were achieved by the end of the performance periods. For the fiscal 2011 – 2013 and the fiscal 2010 – 2012 performance periods, the cumulative adjusted operating income targets equaled approximately $3,201 million and $3,679 million, respectively. Under each program, payouts could range from 0% to 150% of the target PSUs granted, based on the following grid:

	Threshold (1)	Target	Maximum
Performance % of Target	90% of Target	100%	110% of Target
Payout % of PSUs Granted (2)	25%	100%	150%

(1)	Results below Threshold result in a zero payout.
(2)	Payouts between levels are determined by straight-line interpolation.

In fiscal 2012, as a result of the Spin-Off, PSUs for employees, including the named executive officers, vested based on a combination of actual performance and target performance. The number of PSUs that vested in each case equaled the sum of (i) the number of PSUs that would have vested for the full performance cycle based on performance through the Spin-Off date, prorated to reflect the portion of the performance cycle that elapsed as of the Spin-Off date; and (b) the number of PSUs that would have vested for the full performance cycle assuming target performance, prorated to reflect the portion of the performance cycle between the Spin-Off date and the end of the performance cycle. See the “Option Exercises and Stock Vested in Fiscal Year 2012” table for further information regarding the number of PSUs that vested during fiscal 2012.

Outstanding RSUs and Stock Options

RSUs and stock options granted in fiscal 2011 and fiscal 2010 were originally scheduled to cliff vest on August 31, 2013 and August 31, 2012, respectively. Vesting of the outstanding RSUs was accelerated at the time of the Spin-Off. With respect to outstanding stock options, employees who continued with Hillshire Brands or D.E MASTER BLENDERS were allowed to elect to either (i) have the vesting of their outstanding stock options accelerate at the time of the Spin-Off, with a six-month exercise period, or (ii) maintain the original vesting and exercise terms. All of the named executive officers elected to accelerate the vesting of their stock options at the time of the Spin-Off. See the “Outstanding Equity Awards at Fiscal 2012 Year-End Table” and the “Option Exercises and Stock Vested in Fiscal 2012” table for further information regarding the impact of the Spin-Off on each named executive officer’s outstanding equity awards.

Our Fiscal 2013 – 2015 Award Program

In August 2012, the Compensation Committee approved the mix of equity-based awards that comprise the long-term incentive program for fiscal 2013 – 2015. Named executive officers and other executives currently employed by Hillshire Brands received 50% of their long-term incentive value in PSUs and 50% in stock options consistent with the previous year. Under the award program, the PSUs will be earned based on Hillshire Brands total shareholder return performance compared to the TSR peer group described above. Payouts will range from 0% to 150% of the target PSUs granted, based on the results described under the Fiscal 2012 – 2014 Award Program.

The number of stock options and PSUs granted was based on the closing market price of our common stock on the grant date and a Black-Scholes option value of 23.32% of the grant price. The stock options were non-qualified options with a ten-year term and will vest 100% on August 31, 2015.

Severance and Change in Control Arrangements

Our Severance Plans for Corporate Officers provide benefits in the event an executive officer is involuntarily separated from the Company. Benefits under the Severance Plans are a function of the individual’s level and service, with a maximum severance period of 24 months. These programs are provided as a temporary source of income following an officer’s involuntary termination of employment (without cause) and, in the case of a change in control of the Company, to also help provide continuity of management through the transaction. We periodically compare the program provisions against our peer group to review their market competitiveness. Based on the most recent analysis, we believe the severance provisions contained in our Severance Plans for Corporate Officers are appropriate.

The Change in Control Plan contained in the Severance Plans for Corporate Officers provides that the maximum severance payment to the top tier of executive officers covered by the plan is two and one-half times an affected executive officer’s base salary plus target annual incentive opportunity. This plan has a “double trigger” requirement for severance, meaning that before severance is payable both a change in control of the Company must occur and the executive officer’s employment also must be terminated. The Company does not provide excise tax reimbursements or gross-ups on any change in control benefits.

While our Severance Plans for Corporate Officers reduces the need to negotiate individual severance provisions, the Compensation Committee recognizes that under certain circumstances individual severance arrangements may be desirable or beneficial to the Company. Accordingly, the Compensation Committee has the discretion to negotiate individual severance arrangements with participants covered by the plan when circumstances warrant such arrangement. The Board, however, has adopted a policy requiring stockholder approval prior to entering into any severance arrangement with an executive officer that would provide severance benefits in an amount exceeding 2.99 times the individual’s base salary and target bonus.

On August 30, 2011, we signed a Settlement Agreement with Frank van Oers, whose employment was terminated in December 2011. The terms of his Settlement Agreement are described on page 45 of this proxy statement and are consistent with the benefits that would have been provided to Mr. van Oers under our Severance Plans for Corporate Officers. In addition, effective upon the consummation of the Spin-Off, Messrs. Smits and Garvey separated from the Company. Each of Messrs. Smits and Garvey are receiving severance benefits in accordance with the terms of the Severance Plans for Corporate Officers. Mr. Bennink resigned as Executive Chairman of Hillshire Brands effective upon consummation of the Spin-Off and his employment terminated with Hillshire Brands in July 2012. Pursuant to the terms of his employment, Mr. Bennink is not eligible to receive severance benefits.

See “Potential Payments Upon Termination of Change of Control Table” and related narrative beginning on page 42 for more detail.

Benefit Program Components

We offer our executive officers and other salaried employees a comprehensive benefit package that is competitive in comparison to our peer group, provides protection against catastrophic expenses, and provides the opportunity to accumulate adequate retirement income. Our benefits package includes both company-sponsored programs as well as voluntary programs in which employees may choose to participate. We periodically compare the competitiveness of our benefits program against our peer group. It is our objective to provide our executive officers with a benefits program that, in its aggregate value, approximates the median value of the benefit programs of our peer group. We analyzed the competitiveness of the U.S. salaried employees’ benefit program in calendar 2011 and found it met this objective.

The benefit programs discussed in this section are only those provided to the named executive officers. Mr. van Oers is a resident of The Netherlands and participated in the Company-sponsored programs applicable to that country.

Retirement Programs

The retirement program for the named executive officers in the United States hired before July 1, 2005 consists of a defined benefit pension plan and a defined contribution Section 401(k) plan. Effective July 1, 2005, we changed our retirement plan design by closing the defined benefit plan to new entrants and enhancing our contributions to the 401(k) plan. Effective April 30, 2010, we froze our defined benefit plan for all salaried participants and enhanced contributions to all active participants. Mr. van Oers participated in the Stichting Pensioenfonds Sara Lee Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. The terms and conditions of these plans are described beginning on page 51 of this proxy statement.

We also maintain supplemental retirement plans which allow those employees whose compensation exceeds limits established by the Internal Revenue Code for covered compensation and benefit levels to receive the same benefits they would have earned but for these limitations. These supplemental plans, in effect, enable participants to receive the same benefits provided to those employees not impacted by these Internal Revenue Code limits.

Deferred Compensation Plan

We offer a deferred compensation plan that provides our executive officers in the United States, including the named executive officers, the ability to defer the taxation of base salary, annual incentive award payments, and certain long-term incentives, not including stock option gains. The plan is non-tax-qualified, unfunded, and provides two investment alternatives for compensation credited to the plan. Those alternatives are an interest credit account, with an interest rate for calendar 2012 of 3.11% (which is set at the cost to the Company of its issuing debt with a five-year maturity, but not to exceed 120% of the applicable federal long-term rate), and a Hillshire Brands common stock equivalent account. We offer this plan to our executives as a competitive pay practice.

Perquisites and Other Benefits

Perquisites.    We provide perquisites to our executive officers that are typical of those provided senior executives at the companies in our peer group. These perquisites include car allowances and financial counseling. Financial counseling is not available to executives employed with Hillshire Brands after the Spin-Off.

Healthcare Plan.    The named executive officers participate in the same healthcare plans as our other salaried employees.

Disability and Life Insurance Plans.    During fiscal 2012, the named executive officers were eligible to participate in a long-term disability program that provided for income replacement benefits of up to 75% of monthly base salary plus 50% of the prior three-year average bonus up to a maximum monthly benefit of $41,667. The named executive officers domiciled in the United States also participated in a universal life insurance program that provided coverage, during active service, equal to three times the individual’s base salary and then dropped to one times base salary upon retirement. Coverage in the event of disability equaled three times the individual’s base salary for a period of twenty-four months following the determination of disability and then was reduced to one times base salary thereafter. The Company terminated the executive long-term disability program in December 2011 and the universal life insurance program in July 2012. Executives of the Company are eligible to receive disability and life insurance benefits on the same basis as our other salaried employees.

How We Make Compensation Decisions

Role of the Compensation and Employee Benefits Committee

The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers, including the named executive officers. The Compensation Committee, in consultation with the other independent directors, is responsible for, among its other duties, the following actions related to the Chief Executive Officer and other senior executives:

•	Review and approval of corporate performance goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and

•	Approval of any changes to the total compensation package, including but not limited to base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Compensation Committee’s charter is posted on our web site at www.hillshirebrands.com on the “Our Company” page under the link “Committee Charters.”

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee any compensation changes affecting the officers under the Compensation Committee’s purview, other than himself. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive pay for comparable positions, each year our Chief Executive Officer recommends the level of base salary increase and the long-term incentive award value for the other officers. These recommendations are based upon the Chief Executive Officer’s assessment of the individual’s performance, longer-term potential, the performance of the individual’s respective business or function and employee retention considerations. The Compensation Committee reviews the Chief Executive Officer’s recommendations and must approve any compensation changes affecting executive officers or executives who are in salary grade 38 and above or salary band Senior Vice President — I and above, which include all of the Company’s executive officers. Analyses of competitive Chief Executive Officer pay and recommendations for salary, AIP and long-term incentive compensation actions are performed by the Compensation Committee’s independent consultant and reviewed by the Compensation Committee in executive session. The Chief Executive Officer does not participate in any decisions affecting his own compensation.

Determination of Mr. Connolly’s Compensation Package

Mr. Connolly, our Chief Executive Officer, initially was hired in January 2012 as Executive Vice President of Sara Lee and as Chief Executive Officer of Sara Lee’s North American operations. Mr. Connolly assumed the role of Chief Executive Officer of Hillshire Brands on June 28, 2012. In determining his total compensation package, a competitive analysis was performed to review chief executive officer pay at our peer companies. Mr. Connolly’s compensation package includes (i) an initial base salary of $900,000, (ii) a target bonus opportunity of 100% of his base salary, (iii) a fiscal 2012 – 2014 long-term incentive award of $1,800,000, and (iv) a fiscal 2013 – 2015 long-term incentive award of $3,000,000. Mr. Connolly also received a new-hire payment equal to $1,650,000 in cash and $2,000,000 in restricted common stock relating to forfeited compensation under his prior employer’s long-term incentive program and a $250,000 cash payment relating to forfeited compensation under his prior employer’s annual incentive program. See the “Fiscal 2012 Summary Compensation Table” for further information regarding the compensation paid to or earned by Mr. Connolly during fiscal 2012.

Determination of Ms. Henry’s Compensation Package

Ms. Henry, our Chief Financial Officer, initially was hired in July 2011 as Chief Financial Officer of the consolidated Sara Lee’s North American operations. Ms. Henry assumed the role of Chief Financial Officer of the Company on June 28, 2012. In determining her total compensation package, a competitive analysis was performed to review chief financial officer pay at our peer companies. Ms. Henry’s compensation package includes (i) an initial base salary of $575,000, (ii) a target bonus opportunity of 80% of her base salary, and (iii) a fiscal 2012 – 2014 long-term incentive award of $1,250,000. Ms. Henry also received a new-hire sign on bonus payment, as an inducement to join the company, equal to $75,000 in cash (net of $40,953 in tax gross-up payments) and $500,000 in restricted common stock. The restricted stock vests on the first anniversary of the grant date or, if earlier, completion of the Spin-Off. See the “Fiscal 2012 Summary Compensation Table” for further information regarding the compensation paid to or earned by Ms. Henry during fiscal 2012.

Role of Compensation Consultants

The Compensation Committee has retained Frederic W. Cook & Co. as its independent executive compensation consultant. The relationship between the Compensation Committee and Frederic W. Cook & Co. is described beginning on page 7 of this proxy statement under “Relationship with Executive Compensation Consultant.”

In connection with the Spin-Off, the Company directly engaged Mercer to advise on compensation arrangements post-Spin-Off and to assist in the development of a new peer group aligned with the Company’s post-Spin-Off operational focus and size.

Other Compensation Policies

Stock Ownership

One of the key objectives of our executive compensation program is alignment with the long-term interests of our stockholders. We believe that an effective way to achieve this alignment is to ensure that our executive officers are stockholders and have a significant financial interest in the Company. We have had some form of executive stock ownership program since 1991. Our program currently applies to approximately 45 executives.

The ownership requirements vary by the executive’s level and range from a minimum of 2,000 shares to a maximum of 80,000 shares, adjusted for the Reverse Stock Split. The ownership requirement for our Chief Executive Officer is 80,000 shares and ranges from 10,000 to 20,000 shares for the remaining named executive officers. When expressed as a percentage of base salary (using the Company’s closing price on June 29, 2012), the requirements are approximately 258% of Mr. Connolly’s base salary and range from 101% – 184% for the other named executive officers. Executives have five years from the time they are hired or promoted into a given position to attain the required ownership level. Stock options and PSUs do not count towards meeting these requirements; however unvested RSUs are counted towards the requirements. The Compensation Committee reviews program compliance annually and, as of January 2012 (the last compliance review), all covered executives were in compliance or are expected to meet the stock ownership guidelines within the applicable period.

Compensation Recovery

Our AIP program document and the award agreements for all long-term equity incentive awards permit us to cancel the outstanding award if the holder of the award engages in an activity that is contrary or harmful to the interests of Hillshire Brands. In addition, the AIP program document and the award agreements for the PSUs granted to our executive officers, including the named executive officers, permit the Compensation Committee to increase or decrease the amount paid out under an award if the original payout amount was calculated based on our financial results and we restate our financial statements due to material noncompliance with the SEC’s financial reporting requirements within two years after the date the award was paid out.

Derivatives Trading and Hedging

All of Hillshire Brands’ officers, directors and employees, including the named executive officers, are required to comply with our Global Business Standards, which prohibit persons covered by the Global Business Standards from engaging in “short sales” or trading in puts, calls or other options on Hillshire Brands’ common stock.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” on page 5 of this proxy statement.

In addition, the Compensation Committee also seeks to ensure that Hillshire Brands’ executive compensation program is aligned with the interests of its stockholders. In that respect, as part of its ongoing review of Hillshire Brands’ executive compensation program, the Compensation Committee considered the affirmative stockholder “say on pay” vote at Hillshire Brands’ 2011 Annual Meeting of Stockholders and determined that Hillshire Brands’ executive compensation objectives and compensation elements continued to be appropriate and did not make any changes to Hillshire Brands’ executive compensation program in response to such stockholder vote. At the October 2011 Annual Meeting of Stockholders, approximately 98% of votes cast were voted in favor of the compensation paid to Hillshire Brands’ named executive officers.

Compensation Committee Report

The Compensation and Employee Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and its Annual Report on Form 10-K for fiscal 2012.

Compensation and Employee Benefits Committee

Jonathan P. Ward, Chairperson, Ellen L. Brothers and Virgis W. Colbert

Summary Compensation Table and Narrative Disclosure

The following table presents, for the fiscal years ended June 30, 2012, July 2, 2011 and July 3, 2010, the compensation of our named executive officers. For fiscal 2012, our named executive officers included Sean M. Connolly, our principal executive officer, Maria Henry, our principal financial officer, and Messrs. Callahan, Davis, and Hayes, the next three most highly-compensated executive officers who were serving as executive officers of Hillshire Brands at the end of fiscal 2012. The fiscal 2012 named executive officers also included Marcel H.M. Smits, our former principal executive officer, Mark A. Garvey, our former principal financial officer, and Messrs. Bennink, and van Oers, who would have been among Hillshire Brands’ next three most highly compensated individuals if they had continued to serve as executive officers on the last day of the fiscal year.

For information on the role of each component within the total compensation package, see the relevant description in the “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement. For more information regarding how the amounts in the table are calculated, see the narrative that follows the footnotes to the table.

Fiscal 2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (5)		Total ($)
Sean M. Connolly (6)	2012	$413,077	$2,313,077	$2,300,017	$300,022	$0		$0	(7)	$56,010		$5,382,203
Chief Executive Officer
Maria Henry (6)	2012	$549,199	$75,000	$708,360	$208,353	$198,613		$0	(7)	$90,337		$1,829,862
Executive Vice President and Chief Financial Officer
Thomas P. Hayes (6)	2012	$369,520	$0	$125,010	$125,012	$147,942	(8)	$0	(7)	$75,089		$842,572
Executive Vice President and Chief Supply Chain Officer
Andrew P. Callahan (6)	2012	$285,575	$0	$125,010	$125,012	$116,704	(9)	$0	(7)	$66,647		$718,948
Executive Vice President and President, Retail
Donald C. Davis (6)	2012	$270,446	$0	$39,170	$39,173	$79,665	(10)	$430,532		$60,303		$919,289
Senior Vice President and President, Foodservice
Marcel H.M. Smits	2012	$800,000	$0	$1,333,347	$0	$1,152,410		$0	(7)	$353,074		$3,638,831
Former Chief Executive Officer	2011	$736,347	$0	$3,000,026	$1,000,005	$659,218		$0	(7)	$273,505		$5,668,902
	2010	$511,815	$0	$1,012,520	$398,748	$947,456		$0	(7)	$265,179		$3,135,718
Mark A. Garvey	2012	$475,000	$0	$500,003	$0	$675,477		$275,532		$108,509		$2,034,521
Former Chief Financial Officer	2011	$393,473	$0	$750,014	$250,005	$271,745		$13,231		$391,473	(11)	$2,069,941
	2010	$346,000	$0	$562,514	$185,457	$524,584		$260,775		$36,016	(11)	$1,915,346
Jan Bennink	2012	$1,000,000	$0	$5,251,006	$0	$1,744,006		$0	(7)	$280,885		$8,275,897
Former Executive Chairman	2011	$424,603	$364,583	$2,625,004	$2,625,003	$546,875		$0	(7)	$119,520		$6,705,589
Frank van Oers (12)	2012	$246,499	$0	$0	$0	$581,936		$329,642		$3,050,766		$4,208,843
Former Executive Vice President; Chief Executive Officer, International Beverage and Bakery	2011	$560,107	$0	$825,023	$275,002	$476,439		$59,450		$231,524		$2,427,546
	2010	$476,582	$0	$975,015	$321,456	$689,330		$287,673		$206,286		$2,956,343

(1)	All of the amounts in the table for Mr. van Oers, except for the amounts reported in the Stock Awards and Option Awards columns, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.25765 U.S. dollars, the currency exchange rate as of June 30, 2012, for 2012 amounts, and 1 Euro = 1.45309 U.S. dollars, the currency exchange rate as of July 1, 2011, for 2011 amounts, and 1 Euro = 1.252 U.S. dollars, the currency exchange rate as of July 2, 2010, for 2010 amounts.
(2)	For Mr. Connolly, the Bonus represents new-hire payments of $1,900,00 to compensate him for forfeited compensation under his prior employer’s compensation programs ($1,650,000 for forfeited long-term incentive awards and $250,000 for forfeited annual incentive compensation) and $413,077 as a guaranteed payout at the “target” performance level under Hillshire Brands’ fiscal 2012 Annual Incentive Plan (“AIP”). Mr. Connolly joined Hillshire Brands in the third quarter of fiscal 2012, so the Company guaranteed Mr. Connolly a bonus under the fiscal 2012 AIP equal to a prorated portion of his target bonus opportunity. For Ms. Henry, the Bonus represents a $75,000 new hire sign on payment to induce her to join the Company, excluding the tax gross up included in “All Other Compensation.
(3)	The amounts reported in the table include PSUs based on the grant date fair value and shares of restricted common stock granted to Mr. Connolly and Ms. Henry in connection with joining the Company. The PSUs assume a probable outcome (i.e., target) of the performance conditions and do not reflect the value that may ultimately be realized by the named executive officer. The grant date fair value assuming maximum performance, based on the maximum number of PSUs multiplied by the closing market price on the grant date, is as follows: Mr. Connolly $450,016, Ms. Henry $312,525, Mr. Hayes $187,515, Mr. Callahan $187,515, Mr. Davis $58,745, Mr. Smits $2,000,030, Mr. Garvey $750,004, and Mr. Bennink $3,937,518.
(4)	Consists of payments under the fiscal 2012 AIP, which is described beginning on page 26 of this proxy statement.

(5)	Amounts shown in the “All Other Compensation” column for fiscal 2012 consisted of the following:

Name	Expatriate Payments (a)	Company Contributions To Defined Contribution Plans (b)	Company Paid Life Insurance Premiums	Personal Use of Corporate Automobile (c)	Car Allowance (d)	Financial Counseling	Severance	Other (e)	Total (f)
Sean M. Connolly	$0	$4,238	$2,165	$0	$6,000	$0	$0	$43,607	$56,010
Maria Henry	$0	$13,168	$18,992	$0	$17,146	$0	$0	$41,031	$90,337
Thomas P. Hayes	$0	$54,792	$8,194	$0	$12,103	$0	$0	$0	$75,089
Andrew P. Callahan	$0	$48,958	$7,078	$0	$10,611	$0	$0	$0	$66,647
Donald C. Davis	$0	$43,620	$7,345	$0	$9,338	$0	$0	$0	$60,303
Marcel H.M. Smits	$64,126	$140,573	$31,095	$0	$28,800	$0	$0	$88,480	$353,074
Mark A. Garvey	$7,978	$74,336	$9,021	$0	$17,100	$0	$0	$74	$108,509
Jan Bennink	$24,799	$0	$0	$53,822	$18,000	$0	$0	$184,264	$280,885
Frank van Oers	$0	$3,978	$0	$4,900	$21,017	$1,860	$3,019,009	$0	$3,050,766

(a)	Messrs. Smits and Bennink relocated to the United States from The Netherlands in January 2010 and February 2011, respectively. Represents the relocation payments made to these two executives pursuant to the Company’s expatriate and relocation policies. Mr. Garvey relocated to the United States from The Netherlands in August 2008 at the end of his expatriate assignment. Represents the tax payments paid by Hillshire Brands for Mr. Garvey since he was tax equalized to the United States during his expatriate assignment.
(b)	Represents the matching and company contributions to the Section 401(k) Plan and 401(k) SERP in which all of the named executive officers, except Messrs. Bennink and van Oers, participate. Also represents our contributions to the Dutch Pension Plan on behalf of Mr. van Oers.
(c)	Represents the costs of providing a car and driver for commuting for Messrs. Bennink and van Oers.
(d)	Represents 3.6% of base salary provided to U.S. executives as a car allowance and, for Mr. van Oers, the cost of providing a company car, including insurance, fuel and maintenance. Effective January 1, 2012, the car allowance became a flat rate of $1,000 per month for Messrs. Connolly, Hayes, Callahan and Ms. Henry and $625 per month for Mr. Davis.
(e)	Includes relocation costs for Mr. Connolly ($43,607) and housing allowances for Messrs. Smits ($88,480) and Bennink ($182,541). Also includes $40,953 in tax gross-up payments for Ms. Henry relating to her new hire sign on bonus.
(f)	Hillshire Brands purchases season tickets to sporting and entertainment events for business outings with customers and vendors. If the tickets are not used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. The table does not include any amounts for such tickets because no incremental cost is incurred by the Company relating to the use of such tickets.
(6)	Mr. Connolly was appointed our Chief Executive Officer, Ms. Henry was appointed our Chief Financial Officer and each of Messrs. Hayes, Callahan and Davis were appointed executive officers on June 28, 2012 upon completion of the Spin-Off.
(7)	Based on their hire dates, Messrs. Connolly, Hayes, Callahan, Smits, Bennink and Ms. Henry are not eligible to participate in Hillshire Brands’ defined benefit pension plan.
(8)	Mr. Hayes’ fiscal 2012 AIP was based on a target bonus of 110% for 6 months and a target bonus of 70% for 6 months to reflect Hillshire Brands’ revised compensation structure effective January 1, 2012.
(9)	Mr. Callahan’s fiscal 2012 AIP was based on a target bonus of 115% for 6 months and a target bonus of 70% for 6 months to reflect Hillshire Brands’ revised compensation structure effective January 1, 2012.
(10)	Mr. Davis’ fiscal 2012 AIP was based on a target bonus of 75% for 6 months and 55% for 6 months to reflect Hillshire Brands’ revised compensation structure effective January 1, 2012.
(11)	Amounts reported in prior years have been reduced to reflect Mr. Garvey’s payment to the company of $60,625 in fiscal 2011 and $35,617 in fiscal 2010, which payments represent the true-up between estimated tax payments and actual payments ultimately due from his expatriate assignment.
(12)	Mr. van Oers’ employment with Hillshire Brands terminated in December 2011.

Salary — This column reflects the base salary earned during the fiscal year, including any amounts deferred by a named executive officer in our Section 401(k) Plan.

Bonus — This column reflects guaranteed and new-hire bonus payments received by a named executive officer during the fiscal year. For fiscal 2012, represents the new-hire payments for Sean Connolly and Maria Henry. It also includes the portion of Mr. Connolly’s payout under the fiscal 2012 AIP that was guaranteed at “target” performance level and pro-rated for active service.

Stock Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to restricted stock, RSUs and PSUs granted each year. For fiscal 2012, the value is calculated using the closing market price of our common stock on the grant date. For PSUs, which vest based on performance against our stated goals in each of the performance periods, grant date fair value is calculated using the probable performance result (i.e., target performance) for each of the performance periods. PSUs represent the right to receive shares of our common stock if, and to the extent that, performance targets set by the Compensation Committee are achieved. RSUs represent the right to receive shares of our common stock if the holder remains employed by Hillshire Brands through a specified vesting date. Restricted stock represents shares of our common stock with restrictions that will be lifted if the holder remains employed by Hillshire Brands through a specified vesting date. The amounts reported in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Option Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to the stock options granted each year. The value is calculated using the closing market price of our common stock and the Black-Scholes value on the date of grant. For additional information on the valuation assumptions relating to the stock options, see the note on “Stock-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal 2012. Stock options represent the right to purchase shares of our common stock at a specified price, over a specified term (usually 10 years) following the grant date if the holder remains employed by Hillshire Brands through a specified vesting date. The amounts reported in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Non-Equity Incentive Plan Compensation — This column reflects the cash awards earned by the named executive officers for fiscal 2012 under our AIP. Our AIP is an incentive plan based on achieving pre-established annual operating income, net sales and average working capital performance targets. Awards under the AIP are paid in cash. For further information about the AIP, see the description beginning on page 26 of this proxy statement.

Change in Pension Value and Nonqualified Deferred Compensation Earnings — This column reflects the aggregate change during fiscal 2012 in the actuarial present value of the accumulated benefits under all defined benefit pension plans in which each named executive officer participates. Effective April 30, 2010, the defined benefit pension plan for salaried employees, in which Messrs. Davis and Garvey participate, was frozen. We do not pay above-market or preferential rates under our nonqualified deferred compensation plan. A description of our pension benefits program is located beginning on page 50 of this proxy statement.

All Other Compensation — This column reflects all other compensation for fiscal 2012 not reported in the previous columns, such as Hillshire Brands’ contributions to Section 401(k) Plan, payment of insurance premiums, and the costs to Hillshire Brands of providing certain perquisites to the named executive officers.

Potential Payments Upon Termination Or Change In Control Table

The table below presents the potential estimated payments to each named executive officer as if the individual’s employment had been terminated as of June 30, 2012, the last business day of fiscal 2012, except as follows. For Messrs. Smits, Garvey and van Oers the amounts in the table represent actual amounts payable to them under their respective Separation or Settlement Agreement. If applicable, the amounts in the table were calculated using the closing market price of $28.99 per share of Hillshire Brands’ common stock on June 29, 2012, the last trading day of fiscal 2012.

Name	Severance Pay ($)	Equity With Accelerated Vesting ($)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($) (1)	Continued Perquisites and Benefits ($) (2)	Total ($)
Sean M. Connolly
Death	—	839,203	—	—	839,203
Disability	—	839,203	—	—	839,203
Involuntary Termination (Severance)	1,575,000	646,361	55,125	—	2,276,486
Termination If Change-In-Control	4,500,000	839,203	157,500	30,999	5,527,702
Maria Henry
Death	—	179,636	—	—	179,636
Disability	—	179,636	—	—	179,636
Involuntary Termination (Severance)	920,000	42,353	32,200	—	994,553
Termination If Change-In-Control	2,587,500	179,636	90,563	9,445	2,867,144
Thomas P. Hayes
Death	—	107,781	—	—	107,781
Disability	—	107,781	—	—	107,781
Involuntary Termination (Severance)	915,000	25,441	32,025	—	972,466
Termination If Change-In-Control	1,700,000	107,781	59,500	17,770	1,885,051
Andrew P. Callahan
Death	—	107,781	—	—	107,781
Disability	—	107,781	—	—	107,781
Involuntary Termination (Severance)	480,375	25,441	16,813	—	522,629
Termination If Change-In-Control	1,338,750	107,781	46,856	30,999	1,524,386
Donald C. Davis
Death	—	33,763	—	—	33,763
Disability	—	33,763	—	—	33,763
Involuntary Termination (Severance)	382,005	7,975	13,370	—	403,350
Termination If Change-In-Control	838,383	33,763	29,343	24,799	926,288
Marcel H.M. Smits
Involuntary Termination (Severance) (3)	1,850,000	—	64,750	24,000	1,938,750
Mark A. Garvey
Involuntary Termination (Severance) (3)	1,975,000	—	69,125	—	2,044,125
Jan Bennink
Involuntary Termination (Severance) (4)	—	—	—	—	—
Frank van Oers
Involuntary Termination (Severance) (3)	3,019,009	—	—	—	3,019,009

(1)	Represents the incremental company contributions to the Hillshire Brands Corporation Supplement Executive Retirement Plan for the named executive officers domiciled in the United States.
(2)	The amounts reported in the “Continued Perquisites and Benefits” column include the costs of financial counseling, company-paid premiums for medical, dental, and the automobile allowance that is continued in the case of a change in control of Hillshire Brands.
(3)	Represents the actual amount payable to Messrs. Smits, Garvey and van Oers pursuant to the terms of their separation agreements.
(4)	Pursuant to the terms of his offer of employment, Mr. Bennink is not eligible to receive severance pay since his employment was terminated upon completion of the Spin-Off.

The payments and benefits provided to our executive officers, including the named executive officers, upon their voluntary termination of employment or retirement do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees. Consequently, these benefits are not included in the table.

The amounts disclosed in the table are in addition to amounts each named executive officer earned or accrued prior to the date of the hypothetical termination of employment, such as balances under our deferred compensation plan, accrued retirement benefits, previously vested stock options and restricted stock units, and accrued vacation. For information about these previously earned and accrued amounts, see the tables entitled “Outstanding Equity Awards at 2012 Fiscal Year-End Table,” “Option Exercises and Stock Vested In Fiscal Year 2012,” “Pension Benefits In Fiscal Year 2012 Table,” and “Nonqualified Deferred Compensation In Fiscal Year 2012” that are located elsewhere in this proxy statement.

Description of Death Payments.    In the event of a named executive officer’s death, the individual’s beneficiaries would receive (i) benefits payable under the life insurance plan, (ii) accelerated vesting of all outstanding unvested stock options, RSUs and restricted stock, with the options remaining exercisable for the lesser of five years or their remaining terms, (iii) continued vesting of all PSUs, and (iv) an annual incentive bonus for the year in which the death occurs, based on actual payout rates but prorated for the period of the individual’s active service. We have not included a value for these benefit payments in the table on page 42 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

Description of Disability Payments.    A named executive officer’s employment is considered terminated for disability if the individual is determined to be disabled under the terms of our disability plan. An individual who becomes disabled would receive (i) benefits payable under our disability plans, as described on page 35 in the “Compensation Discussion and Analysis” section, (ii) continued participation in our medical, dental and supplemental nonqualified retirement plans while on active payroll, (iii) accelerated vesting of all outstanding unvested stock options, RSUs and restricted stock, with the options remaining exercisable for the lesser of five years or their remaining terms, (iv) continued vesting of all PSUs, (v) an annual incentive bonus for the year in which termination occurs, based on actual payout rates but prorated for the period of the individual’s active service, and (vi) participation in our retiree medical plan for the individual and any dependents, if eligible. We have not included a value for these benefit payments in the table on page 42 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

Description of Retirement Payments.    As described in the section beginning with the “Pension Benefits In Fiscal Year 2012 Table,” in the event of retirement, a named executive officer is entitled to receive (i) benefits payable under our pension and retirement plans (see “Pension Benefits”), (ii) continued vesting of the individual’s outstanding PSUs, RSUs, and stock options, which will be exercisable for their remaining terms, and (iii) an annual incentive bonus for the year in which the individual retired, based on actual payout rates but prorated through the date of retirement. We have not included a value for these benefits in the table on page 42 of this proxy statement because they do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Severance Plans for Corporate Officers

Our Severance Plans for Corporate Officers provide specified benefits upon the involuntary termination of employment of a corporate officer who has been elected by the Board of Directors. The Severance Plans consist of two separate plans: a plan that covers involuntary termination of employment that does not occur in connection with a change in control of Hillshire Brands (the “Involuntary Termination Plan”), and a plan that covers termination of employment in connection with a change in control of Hillshire Brands (the “CIC Plan”). If the terminated officer is domiciled outside of the United States on the termination date, at the discretion of the Compensation Committee, the terminated officer may receive the severance benefits required to be paid pursuant to the laws of the country in which the terminated officer is domiciled in lieu of the benefits described below.

Description of Involuntary Termination Plan.    The Involuntary Termination Plan provides that if a corporate officer’s employment is terminated without cause (which means that the officer was terminated involuntarily or resigned at our request, other than for misconduct or detrimental actions specified in the Involuntary Termination Plan), the terminated officer would receive the following benefits:

•

A minimum of 12 months and a maximum of 24 months of severance payments depending on the officer’s position and length of service. Each severance payment equals the officer’s base salary plus 75% of the officer’s target annual incentive bonus on the date the termination occurs, computed and paid on a monthly basis.

•

Prorated payments under the annual incentive plan for the fiscal year of termination based on actual financial results. We have not included a value for the annual incentive plan payments in the table on page 42 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred

•

Under the terms of our equity award agreement, the officer would be entitled to receive (i) a portion of any RSU or stock option award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the termination date and subject to the terms of the award, and (ii) continued vesting of any PSU award in effect in the fiscal year of termination, based on actual performance and prorated for the period of the officer’s length of service through the termination date and subject to the terms of the award.

•	Continued participation in our medical and dental plans for up to three months, and outplacement services for up to one year.

Other than as set forth above, the terminated corporate officer’s participation in all other benefit plans ceases as of the date of termination of employment. No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the severance period, and disclosing our confidential information. The corporate officer also must agree to release any claims against Hillshire Brands and to refrain from working for our competitors during the severance period. Payments terminate if the terminated officer becomes employed by one of our competitors during the severance period, or violates any of the above severance conditions.

Description of CIC Plan.    The CIC Plan provides for severance pay and continuation of certain benefits if a corporate officer’s employment is terminated involuntarily within two years following, or within six months prior to, a change in control of Hillshire Brands. A “change in control” generally is defined as the acquisition by a party of 20% or more of the voting capital stock of Hillshire Brands, the consummation of certain reorganizations, mergers or consolidations involving Hillshire Brands, a sale or other disposition of all or substantially all of Hillshire Brands’ assets, the liquidation or dissolution of Hillshire Brands, or a change in the majority of Hillshire Brands’ Board of Directors. If such event occurs, a terminated officer would receive the following benefits:

•

A payment equal to 2.5 times of the Chief Executive Officer’s and any Executive Vice President’s (or 2.0 times for any other terminated officer) base salary plus their target annual incentive bonus for the fiscal year in which the change in control occurs, paid in annual installments.

•

Prorated payments under (i) the annual incentive plan for the fiscal year of termination based on actual financial results, and (ii) any PSU award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period and assuming a “target” level of financial performance and subject to the terms of the award (which may include a minimum length of active service). We have not included a value for the annual incentive plan payments in the table on page 42 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

•

Accelerated vesting of all unvested stock options and RSUs; provided, however, if the change in control is structured as an offer to purchase all of Hillshire Brands’ outstanding voting stock for cash, then all options and RSUs automatically vest upon the change in control even if the officer’s employment is not terminated.

•

Continued participation in our medical and dental plans for 2.5 years after termination for the Chief Executive Officer and any Executive Vice President (or 2.0 years for any other terminated officer) and outplacement services for up to on year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 42 of this proxy statement.

No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the term of the separation agreement, and disclosing our confidential information. The corporate officer also must agree to release any claims against Hillshire Brands and to refrain from working for our competitors for 2.5 years after termination for the Chief Executive Officer and any Executive Vice President, or 2.0 years after termination for any other officer. Payments terminate if the terminated officer becomes employed by one of our competitors.

No Tax Reimbursements or Gross Ups.    The CIC Plan provides that we do not reimburse executive officers for excise tax payments. In the event that any payments made under the CIC Plan would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the officer (after taking into consideration the payment by the officer of all income and excise taxes that would be owing as the result of the change in control payments), we will reduce the change in control payments by the amount necessary to maximize the benefits received by such officer, determined on an after-tax basis.

Separation Agreements

On August 30, 2011 and in anticipation of the Spin-Off, Hillshire Brands signed a Settlement Agreement with Frank van Oers under which he agreed to relinquish all of his positions with Hillshire Brands, including his role as Executive Vice President of Hillshire Brands and Chief Executive Officer, International Beverage and Bakery, effective December 1, 2011. The terms of the Settlement Agreement are consistent with the terms of Hillshire Brands’ Severance Plans for Corporate Officers, except for changes necessitated by Dutch statutory law. The agreement provides that Hillshire Brands will pay Mr. van Oers (i) his annual base salary through the termination date, (ii) his annual incentive for fiscal 2012, to the extent payout is earned under the fiscal 2012 AIP on the same basis as other participants, with a target opportunity of 130% of annual base salary, and (iii) a lump sum severance payment of Euro 2.4 million, which was paid in December 2011. The Settlement Agreement also contains customary confidentiality and non-solicitation provisions. Consistent with the treatment of outstanding equity awards held by other Hillshire Brands employees, all outstanding and unvested equity held by Mr. van Oers vested in full upon completion of the Spin-Off.

In early July 2012 and in conjunction with the Spin-Off, each of Marcel Smits and Mark Garvey terminated employment and relinquished all appointments each held with Hillshire Brands and its subsidiaries effective with completion of the Spin-Off. Each of Mr. Smits and Mr. Garvey signed a Separation Agreement with Hillshire Brands, the terms of which are consistent with the terms of Hillshire Brands’ Severance Plans for Corporate Officers. Each Separation Agreement provides that Hillshire Brands shall pay the executive (i) his annual incentive for fiscal 2012, to the extent payout is earned under the fiscal 2012 AIP, on the same basis as other participants, and (iii) salary continuation payments (totaling $1,850,000 for Mr. Smits and $1,975,000 for Mr. Garvey) payable over 12 and 24 consecutive months, respectively. The salary continuation payments equal the sum of the executive’s annual salary in effect as of June 2012 plus 75% of his target annual incentive for fiscal 2012. Each Separation Agreement also contains customary confidentiality and non-solicitation provisions. Consistent with the treatment of outstanding equity awards held by other Hillshire Brands employees, all outstanding and unvested equity held by Messrs. Smits and Garvey vested in full upon completion of the Spin-Off.

Effective with completion of the Spin-Off, Jan Bennink ceased to be a corporate officer of Hillshire Brands and relinquished all appointments he held with Hillshire Brands and its subsidiaries. Pursuant to the terms of his offer of employment, Mr. Bennink was not eligible to receive severance pay because his employment was terminated as a result of the Spin-Off.

Grants of Plan-Based Awards In Fiscal Year 2012 Table

The following table provides, for each of the named executive officers, information concerning cash awards under our annual incentive plan for fiscal 2012 and grants of equity awards made during fiscal 2012. In connection with the Spin-Off, the Compensation Committee adjusted the number of shares and the exercise price, if applicable, of all outstanding restricted stock, options, PSUs and RSUs so that the economic value of each outstanding award after the Spin-Off was equivalent to the economic value of that award before the Spin-Off. The Compensation Committee also adjusted all outstanding awards to reflect the Reverse Stock Split effective on June 28, 2012. In addition, the vesting of all outstanding awards granted in fiscal years 2010 and 2011 were accelerated to June 28, 2012. The vesting of all outstanding awards granted in fiscal 2012 was accelerated to June 28, 2012, but only for executives whose employment terminated upon the completion of the Spin-Off. The number of shares and the exercise price of options, reported in the table below reflect these adjustments.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sean M. Connolly (6)	AIP	—	$413,077	$413,077	$619,616
	Options	1/26/2012								45,267	$29.66	$300,022
	PSUs	1/26/2012				2,529	10,116	15,174				$300,011
	Restricted Stock	1/26/2012							20,866			$2,000,006
Maria Henry	AIP	—	$109,840	$439,359	$659,039
	Options	11/4/2011								32,952	$28.65	$208,353
	PSUs	11/4/2011				1,818	7,272	10,908				$208,350
	Restricted Stock	8/25/2011							5,763			$500,010
Thomas. P. Hayes	AIP	—	$83,142	$332,568	$498,852
	Options	11/4/2011								19,771	$28.65	$125,012
	PSUs	11/4/2011				1,091	4,363	6,545				$125,010
Andrew P. Callahan	AIP	—	$66,039	$264,157	$396,236
	Options	11/4/2011								19,771	$28.65	$125,012
	PSUs	11/4/2011				1,091	4,363	6,545				$125,010
Donald C. Davis	AIP	—	$43,947	$175,790	$263,685
	Options	11/4/2011								6,195	$28.65	$39,173
	PSUs	11/4/2011				342	1,367	2,051				$39,170
Marcel H.M. Smits	AIP	—	$350,000	$1,400,000	$2,100,000
	PSUs	11/4/2011				11,635	46,541	69,812				$1,333,347
Mark A. Garvey	AIP	—	$154,375	$617,500	$926,250
	PSUs	11/4/2011				4,363	17,452	26,178				$500,003
Jan Bennink (7)	AIP	—	$437,500	$1,750,000	$2,625,000
	PSUs	1/26/2012				22,130	88,520	132,780				$2,625,006
	RSUs	1/26/2012							88,520			$2,625,006
Frank van Oers	AIP	—	$160,225	$640,898	$961,347

(1)	These columns consist of awards under the AIP for fiscal 2012. The “Threshold” column represents the minimum amount payable to the named executive officers, excluding Mr. Connolly, when threshold performance is met. Achievement below “Threshold” performance would result in a zero payout. Mr. Connolly’s Threshold represents his fiscal 2012 target incentive opportunity, prorated for his active service, that is guaranteed pursuant to his employment offer. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible under the plan. See the “Fiscal 2012 Summary Compensation Table” for actual amounts paid under the fiscal 2012 AIP.

(2)	These columns contain the performance-based PSU grants only. The “Threshold” column represents the minimum number of shares that may be earned when threshold performance is met. If performance is at or below the threshold performance, no shares are earned. The “Target” column represents the number of shares that may be earned if the specified adjusted operating income performance target is reached by the end of fiscal 2012. The “Maximum” column represents the maximum number of shares that may be earned under the plan, which is achieved if the specified maximum adjusted operating income performance target is met or exceeded by the end of fiscal 2012. For the named executive officers who remained with the Company after the Spin-Off, the awards converted to time-based RSUs after the performance results were certified in early fiscal 2013 and will vest on August 31, 2014, subject to continued employment through that date.
(3)	This column contains the number of shares of restricted stock and RSUs granted in fiscal 2012. The restricted stock grant for Mr. Connolly will vest on September 30, 2013 subject to continued employment with Hillshire Brands through that date. The restricted stock grant and RSU grant for Ms. Henry and Mr. Bennink, respectively, vested upon the completion of the Spin-Off.
(4)	This column contains the non-qualified stock options that were granted on November 4, 2011 and January 26, 2012. Each option vests in full on August 31, 2014, remains exercisable for ten years after the grant date and has an exercise price equal to the closing market price of our common stock on the grant date.
(5)	Represents the grant date fair value of options and RSUs and restricted stock and the target payout of the PSUs, which were calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Hillshire Brands common stock on the date of grant ($28.65 per share on November 4, 2011 and $29.66 on January 26, 2012).
(6)	Mr. Connolly received an annual long-term incentive award grant on January 26, 2012, our interim fiscal year grant date, in connection with his hiring by Hillshire Brands.
(7)	Mr. Bennink received an annual long-term incentive award grant on January 26, 2012, our interim fiscal year grant date, in connection with the Compensation Committee’s approval of his total compensation opportunity. The amount in the table represents Mr. Bennink’s full award amount; however the award was pro-rated at the time of the Spin-Off based on his active service between the grant date and Spin-Off date.

Outstanding Equity Awards at Fiscal 2012 Year-End Table

The following table provides information on the outstanding equity awards held by each of the named executive officers as of June 30, 2012. The equity awards reported in the Option Awards columns consist of non-qualified stock options. The equity awards reported in the Stock Awards columns consist of RSUs and PSUs. In connection with the Spin-Off, the number of shares and the exercise price, if applicable, of all outstanding stock options, restricted stock, RSUs, and PSUs were adjusted so that the economic value of each outstanding award after the Spin-Off was equivalent to the economic value of that award before the Spin-Off. The vesting of all outstanding awards granted in fiscal years 2010 and 2011 were accelerated to June 28, 2012. The vesting of all outstanding awards granted in fiscal 2012 was accelerated to June 28, 2012, but only for executives whose employment terminated upon the completion of the Spin-Off.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Vale of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sean M. Connolly	1/26/2012	(1)	0	45,267	$29.6600	1/26/2022	1/26/2012(2)	20,866	$604,905
							1/26/2012(1)	8,099	$234,790
TOTAL			0	45,267				28,965	$839,695	0	$0
Maria Henry	11/4/2011	(1)	0	32,952	$28.6500	11/4/2021	11/4/2011(1)	5,822	$168,870
TOTAL			0	32,952				5,822	$168,870	0	$0
Thomas P. Hayes	11/4/2011	(1)	0	19,771	$28.6500	11/4/2021	11/4/2011(1)	3,494	$101,291
TOTAL			0	19,771				3,494	$101,291	0	$0
Andrew P. Callahan	11/4/2011	(1)	0	19,771	$28.6500	11/4/2021	11/4/2011(1)	3,494	$101,291
TOTAL			0	19,771				3,494	$101,291	0	$0
Donald C. Davis	11/4/2011	(1)	0	6,195	$28.6500	11/4/2021	11/4/2011(1)	1,095	$31,744
TOTAL			0	6,195				1,095	$31,744	0	$0
Marcel H.M. Smits	1/28/2010		96,905	0	$18.8300	12/28/2012
	8/26/2010		68,930	0	$22.6500	12/28/2012
	1/31/2011		102,382	0	$26.2600	12/28/2012
TOTAL			268,217	0				0	$0	0	$0
Mark A. Garvey	8/27/2009		66,924	0	$15.1500	12/28/2012
	8/26/2010		38,295	0	$22.6500	12/28/2012
	1/31/2011		9,659	0	$26.2600	12/28/2012
TOTAL			114,818	0				0	$0	0	$0
Jan Bennink	1/31/2011		405,663	0	$26.2600	6/28/2017
TOTAL			405,663	0				0	$0	0	$0
Frank van Oers	8/27/2009		116,001	0	$15.1500	12/28/2012
	8/26/2010		9,360	0	$22.6500	12/28/2012
	8/26/2010		21,842	0	$22.6500	12/28/2012
TOTAL			147,203	0				0	$0	0	$0

(1)	Grant vests in full on August 31, 2014 in accordance with the plan terms and conditions.
(2)	Restricted stock grant that vests on September 30, 2013, subject to continued employment with Hillshire Brands through that date.

Market Value of Shares or Units of Stock That Have Not Vested ($) – This column reflects the market value of the unvested restricted stock, RSUs or PSUs based on the closing market price per share of our common stock of $28.99 on June 29, 2012. This column contains only the restricted stock and RSUs, including PSUs that were converted to RSUs, that are subject to service-based vesting conditions.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) – This column reflects PSUs that will vest if and to the extent predetermined performance goals are achieved. The amount represents the value that would be earned if target performance goals were achieved.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column reflects the market value of the unvested and unearned PSUs based on the closing market price per share of our common stock of $28.99 on June 29, 2012. This column contains only the PSUs that are subject to performance-based vesting conditions.

Option Exercises and Stock Vested In Fiscal Year 2012

The table below provides information on the named executive officers’ stock awards that vested from July 3, 2011 through June 30, 2012. As noted above, in connection with the Spin-Off the vesting of all outstanding awards granted in fiscal years 2010 and 2011 was accelerated to June 28, 2012. Accordingly, the table below includes the PSUs granted under the fiscal 2010 – 2012 and fiscal 2011 – 2013 award programs that resulted in a payout of 104% and 71% of PSUs granted, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sean M. Connolly	0	$0	0	$0
Maria Henry	0	$0	28,819	$533,152
Thomas P. Hayes	40,573	$156,725	25,914	$1,340,287
Andrew P. Callahan	0	$0	23,113	$469,148
Donald C. Davis	0	$0	21,849	$494,206
Marcel H.M. Smits	0	$0	95,789	$2,849,723
Mark A. Garvey	9,597	$41,601	74,307	$1,836,710
Jan Bennink	0	$0	63,505	$1,889,274
Frank van Oers	343,065	$2,413,642	117,546	$2,727,911

(1)	Value realized equals the closing price of our common stock on the New York Stock Exchange on the exercise date, less the exercise price, multiplied by the number of shares exercised.
(2)	Value realized equals the closing price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of shares acquired upon vesting. Also includes accrued dividend equivalents, which accrue at the same rate as dividends paid to holders of our common stock.

Pension Benefits In Fiscal Year 2012 Table

The following section provides information on The Hillshire Brands Company Salaried Pension Plan (the “Pension Plan”) and the defined benefit portion of The Hillshire Brands Company Supplemental Executive Retirement Plan (the “Pension SERP”).

Name	Plan Name	Number of Years Credited Service (#) as of 06/30/2012 (1)	Present Value of Accumulated Benefit ($) as of 06/30/2012 (2)	Payments During Last Fiscal Year ($)
Sean M. Connolly (3)	None	N/A	$0	$0
Maria Henry (3)	None	N/A	$0	$0
Thomas P. Hayes (3)	None	N/A	$0	$0
Andrew P. Callahan (3)	None	N/A	$0	$0
Donald C. Davis	Salaried Pension Plan	10.33	$1,511,789	$0
Marcel H.M. Smits (3)	None	N/A	$0	$0
Mark A. Garvey	Salaried Pension Plan	10.42	$266,389	$0
	Supplemental Executive Retirement Plan	14.75	$822,486	$0
Jan Bennink (3)	None	N/A	$0	$0
Frank van Oers	Sara Lee International B.V. Pension Plan	15.00	$1,457,914	$0

(1)	Messrs. Davis and Garvey ceased to accrue credited service and additional benefits in Pension Plan as of December 31, 2005 as a result of Internal Revenue Code compensation limits and non-discrimination requirements applicable to tax qualified retirement plans. Beginning in January 2006, each such named executive officer accrued credited service and additional benefits only in the Pension SERP. Accordingly, the number of years of credited service under the Pension Plan in the table above relates solely to active service prior to January 2006. In addition, the Pension Plan and the Pension SERP were frozen for all participants effective April 30, 2010. Accordingly, the number of years of credited service reflected in the Pension Plan and Pension SERP are fixed as of April 30, 2010.
(2)	The following assumptions were used in the present value of accumulated benefits calculations:

Assumption	Netherlands	U.S. Pension Plan	U.S. Pension SERP
Discount Rate	4.14%	4.20%	3.99%
Indexation Rate	1.90%	N/A	N/A
Mortality	AG2050	Gender-specific RP2000 table projected for generational improvements with a white-collar adjustment
Currency Conversion Rate	1 Euro = $1.25765 USD

(3)	The Pension Plan and Pension SERP were amended to restrict new participants on and after July 1, 2005. Messrs. Connolly, Hayes, Callahan, Smits, Bennink and Ms. Henry were hired after July 1, 2005 so they are not eligible to participate in these plans.

Messrs. Davis and Garvey participate in the Pension Plan and Pension SERP. The Pension Plan is a defined benefit plan intended to provide tax qualified retirement benefits to employees; however, the Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under, and imposes certain non-discrimination requirements that may limit participation by the named executive officers in, our tax qualified plans. The benefit under the Pension Plan is determined by a formula based upon employees’ compensation and years of credited service. The formula is 1.75% times final average compensation times credited service, minus a social security offset. A maximum of 35 years of credited service is recognized under the plan and employees are fully vested in the pension plan after five years of service or at age 65, regardless of service.

The Pension SERP, which is a nonqualified defined benefit plan, is intended to provide to the named executive officers the same benefits that they would earn under the Pension Plan if the Internal Revenue Code restrictions did not apply. Normal retirement age is 65 under both the Pension Plan and Pension SERP and the compensation covered under both plans is based on an employee’s average annual salary and cash bonus for the highest five consecutive years in the last ten years. Amounts payable under the pension program are computed on the basis of a straight-life annuity. Early retirees are eligible for unreduced benefits at age 62; however, a 5% per year reduction factor applies to benefits commencing prior to age 62.

Effective April 30, 2010, the Pension Plan and the Pension SERP were frozen for all salaried employees, including all named executive officers. Accordingly, the number of credited service years in the Pension Plan and the Pension SERP are fixed as of April 30, 2010. All of the named executive officers, except Messrs. Davis and Garvey, joined Hillshire Brands after the Pension Plan and the Pension SERP were amended to restrict new participants or were completely frozen, so only Messrs. Davis and Garvey participate in these plans.

Mr. van Oers participated in the Stichting Pensioenfonds Hillshire Brands Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. Defined benefits apply to qualified earnings up to Euro 88,098 (approximately $128,014) prior to January 1, 2011, up to Euro 89,067 (approximately $129,422) prior to April 1, 2011 and up to Euro 70,000 (approximately $101,716) on and after April 1, 2011. Defined contributions apply to qualified earnings in excess of these amounts. Normal retirement age under the Dutch Pension Plan is 65 and pension benefits payable under the Dutch Pension Plan are based on an employee’s career average annual base salary and assumed bonus of 33% of base salary. Benefits are computed on the basis of a straight-life annuity. We make defined contributions to the plan based on the participant’s age and the participant’s qualified earnings in excess of the limits described above. In fiscal 2012, our contribution rate was .5%.

Nonqualified Deferred Compensation In Fiscal Year 2012

The following narrative and table provide information on the defined contribution portion of The Hillshire Brands Company Supplemental Executive Retirement Plan (the “401(k) SERP”).

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Sean M. Connolly	$—	$—	$—	$—	$—
Maria Henry	$—	$668	$(9)	$—	$659
Thomas P. Hayes (2)	$—	$36,873	$25,310	$—	$317,269
Andrew P. Callahan	$—	$31,506	$5,087	$—	$90,719
Donald C. Davis	$—	$27,568	$39,287	$—	$158,662
Marcel H.M. Smits	$—	$123,173	$4,562	$—	$187,252
Mark A. Garvey	$—	$52,315	$24,720	$—	$328,054
Jan Bennink	$—	$—	$—	$—	$—
Frank van Oers (3)	N/A	N/A	N/A	N/A	N/A

(1)	These amounts are included in the “All Other Compensation” column of the “Fiscal 2012 Summary Compensation Table.”
(2)	Mr. Hayes also participated in The Hillshire Brands Company Executive Deferred Compensation Plan. Mr. Hayes deferred his FY10-12 and FY11-13 PSUs at the end of fiscal 2012. The fiscal 2012 balance is $624,039.
(3)	Mr. van Oers is a resident of The Netherlands and participates in the programs Hillshire Brands sponsors in that country. The concept of a nonqualified plan does not apply to the Dutch programs, so no amounts are reported for Mr. van Oers in the table.

The named executive officers domiciled in the United States, except Mr. Bennink, participate in the 401(k) SERP. The 401(k) SERP is a nonqualified defined contribution plan intended to provide retirement benefits that could not be provided under the qualified Section 401(k) Plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for 401(k) SERP notional contributions (since nonqualified plans are unfunded) are base salary and cash bonus in excess of the Internal Revenue Code compensation limit ($245,000 in calendar year 2011 and $250,000 in calendar year 2012). Notional 401(k) SERP accounts are valued at the trading price of our common stock and, therefore, earn a return based on that price.

Effective January 1, 2012, for all participating named executive officers domiciled in the United States, Hillshire Brands’ 401(k) Plan provides a 100% matching contribution of up to 5% plus annual company contributions of 2.5% on base salary and cash bonus (401(k) SERP allocations are made for eligible pay in excess of Internal Revenue Code limits). An additional annual company contribution, up to a maximum of 2.5% on base salary and cash bonus, can be earned if the Company reaches pre-determined financial performance goals. The financial performance goals are set each calendar year. Employees are always fully vested in their contributions to the Section 401(k) Plan and fully vest in Hillshire Brands’ contributions after five years of service. Employees are eligible to participate in the 401(k) Plan immediately upon hire.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on its review of filings made with the SEC and representations made by the reporting persons, Hillshire Brands believes that its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2012.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Hillshire Brands’ Board of Directors operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available at www.hillshirebrands.com on the “Our Company” page under the link “Committee Charters.” As provided in its charter, the Audit Committee’s responsibilities include oversight of Hillshire Brands’ financial reporting and internal controls processes. However, Hillshire Brands’ management is responsible for its internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of Hillshire Brands’ consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. PricewaterhouseCoopers LLP (“PwC”) served as Hillshire Brands’ independent registered public accountants for fiscal 2012.

In this context, and in accordance with its charter, the Audit Committee has met with management and PwC to discuss and review Hillshire Brands’ audited financial statements. In addition, at each regular meeting the Audit Committee meets separately with Hillshire Brands’ internal auditors and with PwC. Management represented to the Audit Committee that Hillshire Brands’ audited consolidated financial statements for the fiscal year ended June 30, 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these financial statements with management and with PwC. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the PCAOB in Rule 3200T.

Based on its review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in Hillshire Brands’ Annual Report on Form 10-K for the year ended June 30, 2012, for filing with the SEC.

In fulfilling its oversight responsibility for reviewing the services performed by Hillshire Brands’ independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. In fiscal 2012, the Audit Committee reviewed and discussed with PwC their independence from Hillshire Brands and its management and, as part of that review, the Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors, which are described in the section following this report. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of Hillshire Brands’ internal controls and the overall quality of Hillshire Brands’ financial reporting. The Audit Committee considered the audit and non-audit services that PwC provided in fiscal year 2012 and determined that the provision of those services is compatible with and does not impair PwC’s independence from Hillshire Brands and its management. As a result of its review, the Audit Committee has selected PwC as Hillshire Brands’ independent registered public accountants for fiscal year 2013, subject to stockholder ratification.

Audit Committee

Laurette T. Koellner, Chairperson, Todd A. Becker,

Christopher B. Begley and Sir Ian Prosser

Audit Fees

PricewaterhouseCoopers LLP (“PwC”) was Hillshire Brands’ principal auditor for fiscal 2012. Aggregate fees for professional services rendered for Hillshire Brands by PwC for the fiscal years ended June 30, 2012 and July 2, 2011 were as follows (in millions):

	Fiscal Year Ended June 30, 2012	Fiscal Year Ended July 2, 2011
Audit Fees	$10.6	$13.2
Audit-Related Fees	$11.1	5.9
Tax Fees	$13.7	3.2
All Other Fees	$7.4	—

	$42.9	$22.4

The Spin-Off, which was announced by the company in the second half of fiscal 2011 and completed at the end of fiscal 2012, was a complicated transaction. As a result, fees paid to PWC in fiscal 2012 were significantly higher than in the prior year.

Audit Fees for fiscal years 2012 and 2011 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, statutory audit work for corporate affiliates in non-U.S. jurisdictions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC, and technical accounting advice related to business dispositions and acquisitions.

Audit-Related Fees for fiscal years 2012 and 2011 were for professional services rendered for carve out audits and services related to business dispositions and acquisitions, including accounting and structuring advice, integrations and separation planning advice, and financial and vendor due diligence. For fiscal year 2012, approximately $10.6 million was attributable to services provided by PwC in connection with the Registration Statement on Form F-1 filed by D.E MASTER BLENDERS to affect the Spin-Off, which fees are non-recurring.

Tax Fees for fiscal years 2012 and 2011 were for various domestic and foreign tax services, including tax advice and consulting and the review of certain tax returns. For fiscal year 2012, approximately $3.2 million was attributable to tax advice and consulting in connection with the Spin-Off and with Hillshire Brands’ disposition of several businesses prior to the Spin-Off, and approximately $10.5 million was attributable to tax advice on the establishment of a new business model implemented on a post spin basis by D.E MASTER BLENDERS as a result of the Spin-Off.

All Other Fees for fiscal year 2012 were principally comprised of consultation services and advice related to the Spin-Off and one-time restructuring activities related to the Spin-Off.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Hillshire Brands defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and approves or disapproves the engagement of PwC. On a periodic basis, Hillshire Brands’ management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. For fiscal 2012, many of the specific projects for which advance approval of the Audit Committee was requested related to the Spin-Off. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Hillshire Brands’ financial statements and internal control over financial reporting. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit, scope modifications initiated during the course of the audit work and statutory audit work for corporation affiliates in non-U.S. jurisdictions. The Committee separately pre-approves a budget for services related to the issuance of comfort letters and consents, the review of documents filed with the SEC and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Committee separately pre-approves budgets for services related to carve-out audit and due diligence services related to business dispositions and acquisitions, internal control reviews, employee benefit plan audits and other agreed upon procedures, including services provided in connection with the Registration Statement on Form F-1 filed by D.E MASTER BLENDERS to affect the Spin-Off.

Tax — The Committee separately pre-approves a budget for services related to tax compliance, tax planning and tax advice and consulting. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; (c) the provision of customs consultancy services; and (d) advice and consulting regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the areas of income tax, value added tax, sales and use tax, and excise taxes. For fiscal year 2012, the Committee also separately pre-approved budgets for services related to tax advice and consulting in connection with the Spin-Off and with Hillshire Brands’ disposition of several businesses prior to the Spin-Off, and for tax advice on the establishment of a new business model implemented on a post spin basis by D.E MASTER BLENDERS as a result of the Spin-Off.

Other Services — Other services were discussed with and approved by the Audit Committee, including in fiscal year 2012 consultation services and advice related to the Spin-Off and one-time restructuring activities related to the Spin-Off.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Hillshire Brands’ independent registered public accountants for its fiscal year ending June 30, 2012. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Hillshire Brands’ independent registered public accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, Hillshire Brands asks that you indicate your approval, on a non-binding basis, of a resolution relating to the compensation of its named executive officers as disclosed in this proxy statement under the heading “Executive Compensation.” This is the second year that Hillshire Brands is asking stockholders to vote on this type of proposal, known as a “say-on-pay” proposal. At the Annual Meeting of Stockholders held in 2011 (the “2011 Annual Meeting”), of the total votes cast, approximately 98% of Hillshire Brands’ stockholders voted in favor of the company’s say-on-pay proposal. At the 2011 Annual Meeting, stockholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, the Board decided, as previously disclosed, that the advisory vote on named executive officer compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on named executive officer compensation should be held.

Hillshire Brands’ “pay-for-performance” philosophy forms the basis for all decisions we make regarding compensation of our named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Hillshire Brands’ ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Hillshire Brands’ ability to attract and retain the executive talent necessary to guide the company during the recent period of transition. For an overview of our compensation program for Hillshire Brands’ named executive officers and additional details about the fiscal 2012 compensation of our named executive officers, see the sections entitled “Compensation Discussion and Analysis” beginning on page 24 and “Summary Compensation Table and Narrative Disclosure” beginning on page 38 of this proxy statement.

Accordingly, we are asking for stockholder approval of the following resolution:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of Hillshire Brands’ named executive officers as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Hillshire Brands, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation, as disclosed in this proxy statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF HILLSHIRE BRANDS’ NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4: VOTE ON APPROVAL OF

THE HILLSHIRE BRANDS COMPANY 2012 LONG-TERM INCENTIVE STOCK PLAN

The Hillshire Brands Board of Directors has approved, subject to stockholder approval, The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan (the “2012 Plan”). The purposes of the 2012 Plan are to (i) promote the interests of Hillshire Brands and its stockholders by strengthening Hillshire Brands’ ability to attract and retain highly competent directors, officers and other key employees and (ii) provide a means to encourage stock ownership and proprietary interest in Hillshire Brands by directors, officers and other key employees.

As of September 4, 2012, approximately 160 employees and our seven non-management directors would be eligible to participate in the 2012 Plan and the closing price of Hillshire Brands’ common stock was $26.28 per share. Upon approval of the 2012 Plan, no additional awards will be granted under the 2002 Long-Term Incentive Plan, the 1998 Long-Term Incentive Stock Plan and the 1999 Non-Employee Director Stock Plan (collectively, the “Prior Plans”).

Description of the 2012 Plan.    The following is a summary of the material terms of the 2012 Plan, which is qualified in its entirety by reference to the text of the 2012 Plan. The 2012 Plan is attached as Appendix A to this proxy statement and incorporated herein by reference.

Administration.    The 2012 Plan will be administered by the Compensation Committee, a subcommittee thereof, or such other committee as may be appointed by the Board (the “Committee”), which Committee shall consist of at least three members who are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Among the awards authorized under the 2012 Plan are performance-based awards of stock-based incentive compensation which are intended to be exempt from the deduction limitation rules prescribed under Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation is permitted each year to deduct for the compensation paid to its chief executive officer and the other three most highly compensated executive officers other than the chief financial officer (the “Covered Employees”). “Qualified performance-based compensation,” however, is not subject to the $1,000,000 deduction limit. Qualified performance-based compensation must satisfy all of the following requirements: (i) the compensation must be payable solely on account of the attainment of preestablished objective performance measures, (ii) the performance measures must be determined by a committee consisting solely of two or more “outside directors,” (iii) the material terms under which the compensation is to be paid, including the performance measures, must be approved by a majority of votes cast by Hillshire Brands’ stockholders and (iv) where required, the committee administering the plan must certify that the applicable performance measures were satisfied before any performance-based compensation is paid. As noted above, the Committee will consist solely of “outside directors” for purposes of Section 162(m) of the Code. As a result, and based on regulations issued by the United States Department of the Treasury, certain compensation under the 2012 Plan, such as compensation payable to Covered Employees with respect to stock options and stock appreciation rights (“SARs”), is not expected to be subject to the $1,000,000 deduction limit, but other compensation payable to Covered Employees under the 2012 Plan, such as any restricted stock award that is not subject to a performance-based vesting condition, may be subject to such limit. Approval of the 2012 Plan will also constitute approval for purposes of Section 162(m) of Code of the material terms of the performance measures that may be used by the Committee in granting stock awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Subject to the express provisions of the 2012 Plan, the Committee will have broad authority to administer and interpret the 2012 Plan as it deems necessary and appropriate. This authority includes, but is not limited to, selecting award recipients, establishing award terms and conditions, adopting procedures and regulations governing awards and making all other determinations necessary or advisable for the administration of the 2012 Plan. The Committee will not, however, have the authority to cancel outstanding stock options or SARs for the purpose of replacing or regranting such awards with a purchase price that is less than the purchase price of the original stock option or SAR. Except with respect to grants to persons who are subject to Section 16 of the Exchange Act, or who are or are likely to be Covered Employees, the Committee may, to the extent permitted by applicable law, delegate some or all of its authority to administer the 2012 Plan to the Chief Executive Officer or another executive officer of Hillshire Brands.

Persons Eligible to Participate.    All Hillshire Brands employees and non-employee directors are eligible to participate in the 2012 Plan.

Available Shares.    Subject to the adjustment provisions included in the 2012 Plan, the maximum number of shares of Common Stock available for awards under the 2012 Plan is 25,000,000 (reduced by the number of shares of Hillshire Brands common stock subject to awards granted under the Prior Plans after June 30, 2012, with such reduction equal to one times the number of shares subject to an option or SAR and 4.2 times the number of shares subject to an award other than an option or SAR). The number of available shares under the 2012 Plan will be reduced by the sum of (i) the aggregate number of shares of Hillshire Brands common stock which become subject to outstanding options and SARs, and (ii) 4.2 times the aggregate number of shares of Hillshire Brands common stock which become subject to awards other than options and SARs. The number of shares subject to awards that are granted in substitution of awards issued by an entity acquired by (or whose assets are acquired by) Hillshire Brands shall not reduce the number of shares available under the 2012 Plan. To the extent shares of common stock subject to outstanding awards under the 2012 Plan or the Prior Plans are not issued by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the settlement of such award in cash, then such shares of common stock will again be available under the 2012 Plan. In addition, shares of Hillshire Brands common stock tendered to pay the withholding taxes for awards other than options and SARs will again be available under the 2012 Plan.

The aggregate number of shares of Hillshire Brands common stock that may be used in settlement or payment of stock awards or issued upon exercise of “incentive stock options” within the meaning of Section 422 of the Code is 25,000,000. Subject to adjustment as provided for in the 2012 Plan, no participant may (i) be granted stock options or SARs during any 12-month period with respect to more than 3,000,000 shares of Hillshire Brands common stock or (ii) earn more than 1,000,000 shares of Hillshire Brands common stock for each twelve (12) months in the vesting period or performance period with respect to stock awards that are intended to comply with the performance-based exception under Section 162(m) of the Code and are denominated in shares of Hillshire Brands common stock. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitations described in this paragraph).

In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of shares of Hillshire Brands common stock other than a regular cash dividend, the Committee shall make appropriate adjustments with respect to the number and class of securities available under the 2012 Plan, the number of shares that may be used in settlement or payment of awards under the 2012 Plan, the maximum number of shares for which awards may be granted to any person in any calendar year and the terms of outstanding awards under the 2012 Plan.

Effective Date, Termination and Amendment.    If approved by stockholders, the 2012 Plan will become effective as of the date of such approval and will terminate as of the tenth anniversary of the effective date, unless earlier terminated by the Board. The Board may amend the 2012 Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation and provided that no amendment may be made without stockholder approval if such amendment would (i) increase the maximum number of shares available under the 2012 Plan, or (ii) effect any change inconsistent with Section 422 of the Code.

Stock Options.    A stock option represents the right to purchase a specified number of shares of Hillshire Brands common stock during a specified period of up to ten years as determined by the Committee. The purchase price per share for each stock option may not be less than 100% of the fair market value of the common stock on the date of grant; provided, that a stock option granted in substitution of an award granted by an entity acquired by (or whose assets are acquired by) Hillshire Brands may be granted with a purchase price that preserves the intrinsic value of the award and with respect to a stock option granted retroactively in substitution for an SAR, the purchase price per share may be the fair market value on the grant date of the SAR. The fair market value of Hillshire Brands common stock for these purposes is equal to the closing selling price per share, as reported by the New York Stock Exchange Composite Transaction Tape or on the principal national stock exchange on which the common stock is then traded. A stock option may be in the form of an incentive stock option or a non-qualified stock option.

SARs.    An SAR represents a right to receive a payment, in cash, shares of common stock or a combination thereof, equal to the excess of the fair market value of a specified number of shares of common stock on the date the SAR is exercised over the fair market value of such shares on the date the SAR was granted. An SAR granted in substitution of an award granted by an entity acquired by (or whose assets are acquired by) Hillshire Brands may be granted with a base price that preserves the intrinsic value of the award If an SAR is granted retroactively in substitution for a stock option, the fair market value may be the fair market value on the date the stock option was granted. The term of an SAR may not exceed ten years.

Stock Awards.    A stock award represents an award made in or valued, in whole or in part, by reference to shares of Hillshire Brands common stock, such as restricted stock, restricted stock units, performance shares or units or phantom shares or units. All or part of a stock award may be payable in cash, shares of Hillshire Brands common stock, or a combination and may be subject to conditions and restrictions established by the Committee. Such conditions may include, but are not limited to, continuous service with Hillshire Brands and its subsidiaries and/or the achievement of performance goals.

Performance Measures.    The 2012 Plan provides that stock awards may be made subject to conditions and restrictions, including achievement of one or more specified performance measures. The performance criteria that may be used by the Committee in granting stock awards that are contingent on performance measures and intended to qualify as performance-based compensation under Section 162(m) of the Code are: total stockholder return, various measures of economic profit and value such as “Value Added Earnings,” net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share or cost reduction goals. In granting stock awards under the 2012 Plan, the Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Hillshire Brands’ performance or business unit performance, or based on comparative performance with other companies. At the time the Committee establishes the performance goals applicable to a performance-based Stock Award, the Committee may exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of Hillshire Brands, subsidiary, or business unit or not within the reasonable control of management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

Change of Control.    In the event of a change of control of the Company, the Board may, in its discretion, require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment or service, (ii) the restrictions applicable to some or all outstanding stock awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment or service, or (iii) the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. In addition, in the event of a change of control, the Board may, in its discretion, require that shares of stock of the company resulting from such change of control, or the parent thereof, be substituted for some or all of the shares of Hillshire Brands common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards to be surrendered to Hillshire Brands and provide for the holder of the award to receive a payment in an amount equal to the value of the award, as determined pursuant to the terms of the 2012 Plan, in cash, shares of common stock in the company resulting from the change of control, or the parent thereof, or a combination of cash and shares.

Under the 2012 Plan, change of control is generally defined as (i) certain acquisitions of 20% or more of the voting power of the then outstanding capital stock of Hillshire Brands, (ii) the consummation of a reorganization, merger or consolidation of Hillshire Brands or a sale or other disposition of all or substantially all of Hillshire Brands’ assets (unless, among other conditions, the Hillshire Brands stockholders immediately prior to the transaction hold in substantially the same proportion, immediately after the transaction, more than 50% of the combined voting power of the entity resulting from the transaction), (iii) the consummation of a plan of complete liquidation or dissolution of Hillshire Brands, or (iv) a change in the Board such that the Continuing Directors (as defined below) cease to constitute at least a majority of the Board. The term “Continuing Director” is defined in the 2012 Plan to include (i) any member of the Board who is a member of the Board immediately after the 2012 Annual Meeting and (ii) any individual who becomes a director of Hillshire Brands after the 2012 Annual Meeting whose election or nomination for election was approved by the vote of at least a majority of the Continuing Directors then comprising the Board.

Payments and Deferrals.    Payments of awards under the 2012 Plan may be in the form of cash, shares of Hillshire Brands common stock, other awards or combinations thereof as determined by the Committee. The Committee may require or permit recipients of awards under the 2012 Plan to elect to defer the issuance of common stock or the settlement of awards in cash under such rules and procedures as it may establish under the 2012 Plan. The Committee may also provide that any such deferred settlements will include the payment of (i) dividend equivalents on common stock the issuance of which has been deferred, and (ii) interest on cash the payment of which has been deferred.

Non-transferability of Awards.    Unless otherwise specified in the agreement evidencing an award, awards under the 2012 Plan will not be transferable or assignable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Committee. The Committee may provide for the transferability of an award without consideration, including transfers to immediate family members of a participant, to a trust for the benefit of the participant or immediate family members of a participant, to a partnership, limited liability company or corporation in which the participant or immediate family members of a participant are the only partners, members or shareholders, or for charitable donations.

Awards to Non-Employee Directors.    Under the 2012 Plan, non-employee directors may receive stock options, SARs or stock awards as determined by the Committee. Information regarding the awards made to non-employee directors under the Company’s current Compensation Policy for Non-Employee Directors may be found in the “Director Compensation” section beginning on page 16 of this proxy statement.

Clawback.    Awards under the 2012 Plan and any cash payment or shares of Hillshire Brands common stock delivered pursuant to an award will be subject to forfeiture, recovery by Hillshire Brands or other action pursuant to the applicable award agreement or any clawback or recoupment policy which Hillshire Brands may adopt from time to time, including without limitation any such policy which Hillshire Brands may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

New Plan Benefits.    The number of stock options and other forms of awards that will be granted under the 2012 Plan is not currently determinable.

Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the 2012 Plan.

A participant will not recognize taxable income at the time a stock option is granted and Hillshire Brands will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the common stock purchased over the exercise price, and Hillshire Brands should be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the common stock acquired by exercise of an incentive stock option is held for the longer of two years from the date the stock option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Hillshire Brands will not be entitled to any deduction. If, however, such shares are disposed of within the above-described periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and Hillshire Brands should be entitled to a corresponding deduction. The amount, if any, realized in excess of the fair market value of such shares on the date of exercise shall be treated as short-term or long-term capital gain.

A participant will not recognize taxable income at the time SARs are granted and Hillshire Brands will not be entitled to a tax deduction at such time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee) in an amount equal to the fair market value of any shares of common stock delivered and the amount of cash paid by Hillshire Brands. This amount should be deductible by Hillshire Brands as compensation expense.

A participant will not recognize taxable income at the time restricted stock is granted and Hillshire Brands will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at such time. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares of common stock at such time over the amount, if any, paid for such shares. If such an election is made, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee) at the time the award was granted in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by Hillshire Brands as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee), rather than dividend income, in an amount equal to the dividends paid and Hillshire Brands will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee) at the time bonus stock (i.e., stock not subject to restriction) is granted in an amount equal to the then fair market value of such stock. This amount is deductible by Hillshire Brands as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time restricted stock units are granted and Hillshire Brands will not be entitled to a tax deduction at such time. Upon the settlement of units, the participant will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee) in an amount equal to the fair market value of any shares of common stock delivered and the amount of cash paid by Hillshire Brands. This amount is deductible by Hillshire Brands as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2012 LONG-TERM INCENTIVE STOCK PLAN.

Equity Compensation Plan Information Table

The following table provides information as of July 1, 2012 regarding the number of shares of Hillshire Brands common stock that may be issued under Hillshire Brands’ equity compensation plans and does not give effect to the proposed adoption of the 2012 Plan, which is the subject of Proposal 4. The number of shares and the exercise price of options, performance stock units and restricted stock units reported in the table, and the share numbers in the narrative related to the table, have been adjusted to reflect the Spin-Off, the Reverse Stock Split and the September 2006 spin-off of Hanesbrands Inc. into an independent publicly-traded company.

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,611,604	(2)	$23.01	(2)	21,111,255	(3)
Equity compensation plans not approved by security holders (4)	169,556	(5)	—	(5)	0
Total	6,781,160		—		21,111,255

(1)	The table does not include information regarding Hillshire Brands’ 401(k) Plan. As of July 1, 2012, there were approximately 2.2 million shares of common stock held in this plan.
(2)	Includes 169,222 restricted stock units under Hillshire Brands’ 1998 Long-Term Incentive Stock Plan (the “1998 Plan”) and Hillshire Brands’ 1999 Non-Employee Director Stock Plan, and 170,887 performance-based restricted stock units outstanding under Hillshire Brands’ 2002 Long-Term Incentive Stock Plan (the “2002 Plan”). Restricted stock units and performance stock units do not have an exercise price because their value is dependent upon continued employment over a period of time or the achievement of certain performance goals, and may be settled only for shares of common stock. Also includes 7,371 phantom stock units outstanding under Hillshire Brands’ deferred compensation program for non-employee directors, which units may be settled only for shares of common stock. Accordingly, the restricted stock units and the phantom stock units have been disregarded for purposes of computing the weighted-average exercise price.
(3)	Of these shares, 12.7 million shares were available for issuance under the 1998 Plan and 8.2 million shares were available for issuance under the 2002 Plan. Both the 1998 Plan and the 2002 Plan authorize grants in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or a combination thereof. The maximum number of shares of common stock that may be granted as restricted stock or issued in settlement of restricted stock units or upon the exercise of incentive stock options is 2.0 million shares under the 1998 Plan and 3.8 million shares under the 2002 Plan. The number of shares remaining available for future issuances assumes that, with respect to outstanding performance-based restricted stock units, the vesting criteria will be achieved at the target level. If Proposal 4 is approved and the 2012 Plan becomes effective, no additional awards will be issued under the 1998 Plan and the 2002 Plan.
(4)	The material terms of the Executive Deferred Compensation Plan, which is the only plan that has not been approved by Hillshire Brands stockholders, are described below.
(5)	Consists of 169,556 phantom stock units outstanding under the Executive Deferred Compensation Plan. Phantom stock units do not have an exercise price because the units may be settled only for shares of common stock on a one-for-one basis at a predetermined future date.

Hillshire Brands has obtained stockholder approval of all of its equity compensation plans, except the Executive Deferred Compensation Plan. Set forth below is a brief description of the material features of the Hillshire Brands’ Executive Deferred Compensation Plan.

Executive Deferred Compensation Plan

Hillshire Brands’ Executive Deferred Compensation Plan permits officers of Hillshire Brands to defer salary, bonus and long-term incentive payments into either an interest bearing or stock equivalent account. Deferrals in the stock equivalent account are valued as if each deferral were invested in Hillshire Brands common stock as of the deferral date, and are paid out only in shares of Hillshire Brands common stock, on a one-for-one basis, at future dates specified by the participant. Deferrals in the interest account accrue interest at a rate set at the beginning of each plan year based on the current cost to Hillshire Brands of issuing five-year maturity debt. As of June 30, 2012, there were 169,556 stock equivalents outstanding in the stock equivalent accounts under this Plan.

OTHER INFORMATION

Stockholder Proposals for the 2013 Annual Meeting

Hillshire Brands’ Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Corporate Secretary of Hillshire Brands, at Hillshire Brands’ principal executive offices, not later than 5:00 p.m. (Central Time) on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2013 Annual Meeting must be received by the Corporate Secretary on or after April 17, 2013, and prior to 5:00 p.m. (Central Time) on May 17, 2013. Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in Hillshire Brands’ 2013 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 17, 2013.

All proposals must be in writing and should be mailed to The Hillshire Brands Company, to the attention of Hillshire Brands’ Corporate Secretary, Kent B. Magill, at The Hillshire Brands Company, 3500 Lacey Road, Downers Grove, Illinois 60515-5424 (or, beginning in January 2013, at The Hillshire Brands Company, 400 S. Jefferson Street, Chicago, Illinois 60607). A copy of the Bylaws may be obtained by written request to the same address, and also are available on our corporate Web site at www.hillshirebrands.com on the “Investor Relations” page under the link “Corporate Governance — Corporate Bylaws.”

Hillshire Brands’ Annual Report on Form 10-K

A copy of Hillshire Brands’ Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to:

Through December 2012: Investor Relations Department The Hillshire Brands Company 3500 Lacey Road Downers Grove, Illinois 60515-5424 +1.630.598.8100	As of January 2013: Investor Relations Department The Hillshire Brands Company 400 S. Jefferson Street Chicago, Illinois 60607

You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s Web site, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but also may be made by telephone or in person by Hillshire Brands officers and employees (without additional compensation). In addition, we have hired Mackenzie Partners, Inc. for $15,000 plus associated costs and expenses to assist in the solicitation. Hillshire Brands will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

APPENDIX A

THE HILLSHIRE BRANDS COMPANY

2012 LONG-TERM INCENTIVE STOCK PLAN

ARTICLE 1

PURPOSES

The purposes of The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan are to promote the interests of the Corporation and its stockholders by strengthening the Corporation’s ability to attract and retain highly competent directors, officers and other key employees, and to provide a means to encourage stock ownership and proprietary interest in the Corporation. Among the awards authorized under the 2012 Long-Term Incentive Stock Plan are performance-based awards of stock-based incentive compensation which are intended to be exempt from the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan should be construed to the extent possible, with respect to such awards, as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

ARTICLE 2

DEFINITIONS

Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.1 “AWARD” means, individually or in the aggregate, an award granted to a Participant under the Plan in the form of an Option, a Stock Award, or an SAR, or any combination of the foregoing.

2.2 “BOARD” means the Board of Directors of The Hillshire Brands Company.

2.3 “COMMITTEE” means the Compensation and Employee Benefits Committee of the Board of Directors, a subcommittee thereof, or such other committee as may be appointed by the Board of Directors. The Committee shall be comprised of three or more members of the Board of Directors who are “non-employee directors” under Rule 16b-3 of the Exchange Act and “outside directors” under Section 162(m) of the Code.

2.4 “CORPORATION” means The Hillshire Brands Company, or any entity that is directly or indirectly controlled by The Hillshire Brands Company and its subsidiaries.

2.5 “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

2.6 “FAIR MARKET VALUE” means the closing selling price per Share on the New York Stock Exchange Composite Transactions Tape on the determination date or, if Shares are not listed on the New York Stock Exchange, the closing selling price per Share on the principal national stock exchange on which Shares are traded on the date as of which such value is being determined, provided that (i) if there are no sales of Shares reported on such date, the Fair Market Value of a Share on such date shall be deemed equal to the closing selling price of a Share on such Composite Tape or other national stock exchange for the last preceding date on which sales of Shares were reported, (ii) in the case of any transaction requiring a Fair Market Value determination that is consummated in an open-market purchase/sale, Fair Market Value shall mean the actual sales price per Share and (iii) if Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be determined in the manner described above, Fair Market Value shall be determined by the Committee in good faith and, if required, in accordance with Section 409A of the Code.

2.7 “INCENTIVE STOCK OPTION” means a stock option that complies with Section 422 of the Code, or any successor law.

2.8 “NON-EMPLOYEE DIRECTOR” means a member of the Board who is not an employee of the Corporation.

2.9 “NON-QUALIFIED STOCK OPTION” means a stock option that does not meet the requirements of Section 422 of the Code, or any successor law.

2.10 “OPTION” means an option awarded under Article 6 to purchase Shares. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee in its sole discretion.

2.11 “PARTICIPANT” means any employee or Non-Employee Director of the Corporation, a person expected to become an employee or Non-Employee Director of the Corporation, or a former employee or Non-Employee Director of the Corporation for the purposes of adjustments to Awards pursuant to Section 5.3 of the Plan, designated by the Committee as eligible to receive an Award or Awards under the Plan.

2.12 “PLAN” means this The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan, as amended and restated from time to time.

2.13 “PRIOR PLANS” means, collectively, The Hillshire Brands Company 1998 Long-Term Incentive Stock Plan, The Hillshire Brands Company 1999 Non-Employee Directors Stock Plan and The Hillshire Brands Company 2002 Long-Term Incentive Stock Plan.

2.14 “SAR” means a stock appreciation right.

2.15 “SHARES” means shares of the Corporation’s common stock.

2.16 “STOCK AWARD” means an Award made under Article 6 in Shares.

The term “Change of Control” has the meaning set forth in Article 10, the term “Code” has the meaning set forth in Article 1 and the term “Substitute Award” has the meaning set forth in Section 5.1(c).

ARTICLE 3

EFFECTIVE DATE AND DURATION

The Plan shall become effective upon its approval by the stockholders of the Corporation. Unless previously terminated by the Board, the Plan shall terminate as of the tenth anniversary of its effective date. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination.

ARTICLE 4

ADMINISTRATION

4.1 The Committee shall be responsible for administering the Plan, and shall have full power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or appropriate. This power includes, but is not limited to, selecting Award recipients, establishing all Award terms and conditions, adopting procedures and regulations governing Awards, and making all other determinations necessary or advisable for the administration of the Plan. In no event, however, shall the Committee have the power, without the approval of the Corporation’s stockholders, other than pursuant to Section 5.3, to (a) reduce the exercise price of any outstanding Option or SAR after the date of grant, (b) cancel outstanding Options or

SARs in exchange for cash or another Award, or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded. All decisions made by the Committee shall be final and binding on all persons.

4.2 To the extent permitted by applicable law, the Committee may delegate some or all of its power to the Chief Executive Officer or other executive officer of the Corporation as the Committee deems appropriate; provided, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding and (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

ARTICLE 5

AVAILABLE SHARES

5.1 Number of Shares.

(a) Subject to Section 5.3 of the Plan, the aggregate number of Shares which may be issued under the Plan shall be 25,000,000 Shares, reduced by the aggregate number of Shares which become subject to outstanding Awards, less one (1) Share for every one (1) Share that was subject to an option or SAR granted after June 30, 2012 under the Prior Plans and 4.2 Shares for every one (1) Share that was subject to an award other than an option or SAR granted after June 30, 2012 under the Prior Plans. Any Shares that are subject to Options or SARs granted under the Plan shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or SARs granted under the Plan shall be counted against this limit as 4.2 Shares for every one (1) Share granted. After the effective date of the Plan, no awards may be granted under any Prior Plan.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after June 30, 2012, any Shares subject to an award granted under the Prior Plans are forfeited, or an award granted under the Prior Plans expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 5.1(d). In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after June 30, 2012, an award other than an option or stock appreciation right under the Prior Plans are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Corporation then the Shares so tendered or withheld shall again be available for issuance under the Plan in accordance with Section 5.1(d). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Article 5: (i) Shares tendered by the Participant or withheld by the Corporation in payment of the purchase price of an Option or, after June 30, 2012, an option granted under the Prior Plans, (ii) Shares tendered by the Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to Options or SARs or, after June 30, 2012, options or stock appreciation rights under the Prior Plans, (iii) Shares subject to an SAR or, after June 30, 2012, a stock appreciation right under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof and (iv) Shares reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of Options or, after June 30, 2012, options under the Prior Plans.

(c) The number of Shares subject to Awards that are granted in substitution of an option or other award (a “Substitute Award”) issued by an entity acquired by (or whose assets are acquired by) the Corporation shall not reduce the number of Shares available under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan pursuant to Section 5.1(b). Additionally, in the event that a company acquired by the Corporation or any subsidiary or with which the Corporation or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities who are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the last date on which awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Corporation prior to such acquisition or combination.

(d) Any Shares that again become available for grant pursuant to this Article 5 shall be added back as (i) one (1) Share if such Shares were subject to Options or SARs granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 4.2 Shares if such Shares were subject to Awards other than Options or SARs granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

5.2 Limitations. Subject to adjustment as provided in Section 5.3 below, the aggregate number of Shares that may be used in settlement or payment of Stock Awards or that may be issued upon exercise of Incentive Stock Options is 25,000,000. Subject to adjustment as provided in Section 5.3, no Participant may (i) be granted Options or SARs during any 12-month period with respect to more than 3,000,000 Shares or (ii) earn more than 1,000,000 Shares for each twelve (12) months in the vesting period or performance period with respect to Stock Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this section. Issued Shares shall consist of authorized and unissued Shares or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof and no fractional Shares shall be issued. Cash may be paid in lieu of any fractional Shares in settlement of Awards.

5.3 Adjustments. In the event of any change in the capital structure of the Corporation (including but not limited to a stock dividend, stock split, reverse stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off, split off, liquidation or other distribution of any or all of the assets of the Corporation to stockholders, other than normal cash dividends) or any change in any rights attendant to any class of authorized securities of the Corporation (an “Adjustment Event”), the Committee shall make proportionate adjustments with respect to the number and class of securities available under the Plan (including any limitation on the number of any particular type of Award authorized under the Plan), the limitations under Section 5.2, the number and class of securities subject to each outstanding Option and the purchase price per Share, the terms of each outstanding SAR, the number and class of securities subject to each outstanding Stock Award and any applicable performance conditions to reflect such Adjustment Event and to maintain each outstanding Award’s intrinsic value; provided, that the Committee shall retain discretion with respect to how any such proportionate adjustments shall be made. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

ARTICLE 6

AWARDS

6.1 General. The Committee shall determine the type or types of Award(s) to be made to each Participant. Awards may be granted singly, in combination or in tandem. In the sole discretion of the Committee, Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other compensation plan of the Corporation including a plan of any entity acquired by (or whose assets are acquired by) the Corporation. The types of Awards that may be granted under the Plan are:

(a) Options. An Option shall represent the right to purchase a specified number of Shares during a specified period up to ten years as determined by the Committee. The purchase price per Share for each Option shall not be less than 100% of the Fair Market Value on the date of grant; provided, that a Substitute Award may be granted with a purchase price per Share that is intended to preserve the intrinsic value of the Award which the Substitute Award replaced. If an Option is granted retroactively in substitution for an SAR, the Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the SAR. An Option may be in the form of an Incentive Stock Option or a Non-Qualified Stock Option, as determined by the Committee. The Shares covered by an Option may be purchased, in accordance with the applicable Award agreement, by cash payment or such other method permitted by the Committee, including (i) tendering (either actually or by attestation) Shares valued at the Fair Market Value at the date of exercise; (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of an Option, and assigning the delivery to the Corporation of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iii) any combination of the above.

(b) SARs. An SAR shall represent a right to receive a payment, in cash, Shares or a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the base price of the SAR, and exercisable during a specified period up to ten years as determined by the Committee. The base price per Share for each SAR shall not be less than 100% of the Fair Market Value on the date of grant; provided, that a Substitute Award may be granted with a base price per Share that is intended to preserve the intrinsic value of the Award which the Substitute Award replaced. If an SAR is granted retroactively in substitution for an Option, the designated Fair Market Value in the Award agreement may be the Fair Market Value on the grant date of the Option.

(c) Stock Awards. A Stock Award shall represent an Award made in or valued in whole or in part by reference to Shares, such as restricted stock, restricted stock units, performance shares or units or phantom shares or units. Stock Awards may be payable in cash, Shares, or a combination thereof. All or part of any Stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the Award agreement or other plan or document, which may include, but are not limited to, continuous service with the Corporation, and/or the achievement of one or more performance goals. The performance criteria that may be used by the Committee in granting Stock Awards that are contingent on performance goals and intended to qualify as performance-based compensation under Section 162(m) of the Code shall consist of total stockholder return, various measures of economic profit and value such as “Value Added Earnings” (or “VAE”), net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share or cost reduction goals. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Corporation or business unit performance, or based on comparative performance with other companies. At the time the Committee establishes the performance goals applicable to a performance-based Stock Award, the Committee may exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Corporation, subsidiary, or business unit or not within the reasonable control of management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S.

generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

ARTICLE 7

DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents, and interest on such dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents or the application of such dividends or dividend equivalents to the satisfaction of any tax withholding obligations relating to the Award. Notwithstanding the foregoing, dividend or dividend equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such dividend or dividend equivalents have been credited.

ARTICLE 8

PAYMENTS AND PAYMENT DEFERRALS

Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Share equivalents.

ARTICLE 9

TRANSFERABILITY

Awards shall not be transferable or assignable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Committee, except as may be provided below. The interests of Participants under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Code or any state’s income tax act, or as provided below, may not be voluntarily sold, transferred, alienated, assigned or encumbered. If permitted by the Committee, and subject to such terms and conditions as may be determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Corporation shall cooperate with any Permitted Assignee and the Corporation’s transfer agent in effectuating any transfer permitted under this Section 9.

ARTICLE 10

CHANGE OF CONTROL

10.1 Treatment of Awards Upon Change of Control. In the event of a Change of Control, the Board may, in its discretion:

(a) require that (i) some or all outstanding Options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment or service, (ii) the restrictions applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment or service and/or (iii) the performance measures applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level;

(b) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Corporation pursuant to such Change of Control, or a parent corporation thereof, be substituted for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.3; and/or

(c) require outstanding Awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an Option or an SAR, the number of Shares then subject to the portion of such Option or SAR surrendered, to the extent such Option or SAR is then exercisable or becomes exercisable pursuant to Section 10.1(a), multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change of Control, over the purchase price or base price per Share subject to such Option or SAR, or (B) in the case of a Stock Award, the number of Shares then subject to the portion of such award surrendered, to the extent the restrictions, if any, on such Stock Award have lapsed or will lapse pursuant to Section 10.1(a) and to the extent that the performance measures, if any, have been satisfied or are deemed satisfied pursuant to Section 10.1(a), multiplied by the Fair Market Value of a Share as of the date of the Change of Control; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Corporation pursuant to such Change of Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

10.2 Definition. A “Change of Control” shall occur:

(a) upon the acquisition by any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Corporation that by its terms may be voted on all matters submitted to stockholders of the Corporation generally (such capital stock, “Voting Stock”); provided , however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Corporation), (ii) any acquisition by the Corporation, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Corporation, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (b) of this Section 10.2 shall be satisfied; and provided further that, for purposes of clause (ii) of this subsection (a), if any Person (other than the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition by the Corporation and such Person shall, after such acquisition by the Corporation, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change of Control; or

(b) upon the consummation of a reorganization, merger or consolidation of the Corporation, or a sale or other disposition of all or substantially all of the Corporation’s property and assets; excluding , however, any such reorganization, merger, consolidation, sale or other disposition with respect to which, immediately after consummation of such transaction, (i) all or substantially all of the beneficial owners of the Voting Stock of the Corporation outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Corporation or an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction, and (ii) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Corporation’s then outstanding securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding securities of the Resulting Entity, and (iii) at least a majority of the members of the board of directors of the entity resulting from such transaction were Continuing Directors of the Corporation at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(c) upon the consummation of a plan of complete liquidation or dissolution of the Corporation; or

(d) when those individuals who, immediately after the 2012 annual meeting of stockholders of the Corporation, constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided , however, that any individual who becomes a director of the Corporation subsequent to the 2012 annual meeting of stockholders of the Corporation whose election, or nomination for election by the Corporation’s stockholders, was approved by the vote of at least a majority of the Continuing Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Continuing Directors and has such authority) shall be deemed to have been a Continuing Director; and provided further, that no individual shall be deemed to be a Continuing Director if such individual initially was elected as a director of the Corporation as a result of (A) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors, or (B) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

Notwithstanding the foregoing or anything otherwise to the contrary in the Plan, to the extent required to avoid the imposition of any additional tax under Section 409A of the Code with respect to any Award granted under the Plan that is considered nonqualified deferred compensation, within the meaning of Section 409A of the Code, no Change of Control shall be deemed to occur unless such event constitutes a change in control event, as determined in accordance with Section 409A of the Code and the Treasury Regulations issued thereunder.

ARTICLE 11

AWARD AGREEMENTS

Awards may be evidenced by an agreement that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates, and the Corporation’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award. The Committee need not require the execution of any such agreement by a Participant, in which case acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

ARTICLE 12

AMENDMENTS

The Board may amend the Plan at any time as it deems necessary or appropriate, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would increase the maximum number of Shares available under the Plan (subject to Section 5.3), or effect any change inconsistent with Section 422 of the Code. No amendment may impair the rights of a holder of an outstanding Award without the consent of such holder. The Board may suspend the Plan or discontinue the Plan at any time; provided that no such action shall adversely affect any outstanding Award.

ARTICLE 13

FOREIGN PARTICIPANTS

Without amending the Plan, Awards granted to Participants who are foreign nationals may have such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its subsidiaries operate or in which Participants reside.

ARTICLE 14

SECTION 409A

The Plan is intended to be exempt from or comply with Section 409A of the Code to the extent subject thereto and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered in a manner intended to comply with Section 409A of the Code. Notwithstanding anything contained in the Plan to the contrary, to the extent required in order to avoid accelerated taxation and/or adverse tax consequences under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Corporation for purposes of the Plan and no payments or Awards shall be due or payable to a Participant under the Plan until the Participant would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period,” as defined in Section 409A of the Code, shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or adverse tax consequences under Section 409A of the Code, amounts that would otherwise be payable pursuant to the Plan during the six-month period immediately following a Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following the Participant’s termination of employment (or death, if earlier).

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1 Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

15.2 Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of Maryland, without regard to its conflict of laws principles, shall govern in all matters relating to the Plan.

15.3 Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

15.4 Withholding. The Corporation shall have the right to withhold from any amounts payable or vested under the Plan all federal, state, foreign, city and local taxes as shall be legally required.

15.5 Effect on Other Plans or Agreements. Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

15.6 Clawback. The Awards and any cash payment or shares of Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Corporation or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Corporation may adopt from time to time, including without limitation any such policy which the Corporation may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

As adopted by the Board on September 12, 2012, subject to stockholder approval on October 25, 2012.

3500 LACY ROAD DOWNERS GROVE, IL 60515-5424

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M49299-P29842 KEEP THIS PORTION FOR YOUR RECORDS

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        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HILLSHIRE BRANDS COMPANY
The Board of Directors recommends you vote FOR each of the nominees for director.
1.	Election of 10 directors	For	Against	Abstain
	Nominees:						For	Against	Abstain
	1a. Todd A. Becker 1b. Christopher B. Begley 1c. Ellen L. Brothers 1d. Virgis W. Colbert	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	.	1i. Jonathan P. Ward 1j. James D. White The Board of Directors recommends you vote FOR proposals 2 through 4.	☐ ☐	☐ ☐	☐ ☐
	1e. Sean M. Connolly 1f. Laurette T. Koellner 1g. Craig P. Omtvedt	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐		2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2013. 3. Advisory vote to approve executive compensation.	☐ ☐	☐ ☐	☐ ☐
	1h. Sir lan Prosser	☐	☐	☐		4. Vote on approval of the 2012 Long-Term Incentive Stock Plan.	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Please indicate if you plan to attend this meeting.	☐	☐
		Yes	No

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

ADMISSION TICKET

(Not Transferable)

2012 ANNUAL MEETING OF STOCKHOLDERS

Thursday, October 25, 2012, 9:30 - 11:00 a.m. Central Time

Indian Lakes Resort/Hilton

250 W. Schick Road

Bloomingdale, IL 60108

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of The Hillshire Brands Company will be held on Thursday, October 25, 2012, from 9:30 - 11:00 a.m. Central Time, at Indian Lakes Resort/Hilton, 250 W. Schick Road, Bloomingdale, IL 60108. Stockholders owning shares at the close of business on September 4, 2012 are entitled to attend and vote at the meeting. Stockholders will vote on the election of 10 members of the Board of Directors, vote on the ratification of independent registered public accountants for fiscal year 2013, hold an advisory vote to approve executive compensation, vote on approval of The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan and transact such other business as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.hillshirebrands.com/annualmeeting.

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¿ DETACH PROXY CARD HERE ¿	M49300-P29842

THE HILLSHIRE BRANDS COMPANY

Annual Meeting of Stockholders

October 25, 2012 at 9:30 AM

This proxy is solicited by the Board of Directors

The undersigned holder of common stock of The Hillshire Brands Company, a Maryland corporation (the “Company”), hereby appoints Sean M. Connolly and Kent B. Magill, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at Indian Lakes Resort/Hilton, 250 W. Schick Road, Bloomingdale, IL 60108, on October 25, 2012, from 9:30 to 11:00 a.m. Central Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” proposals 2 through 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side